As filed with the Securities and Exchange Commission on May , 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                         Tanner's Restaurant Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)


      Texas                            5812                     76-0406417
      -----                            ----                     ----------
(State or Other           (Primary Standard Industrial       (I.R.S. Employer
Jurisdiction of            Classification Code Number)    Identification Number)
Incorporation or
Organization)
                          ----------------------------
                              5500 Oakbrook Parkway
                                    Suite 260
                             Norcross, Georgia 30093
                                 (770) 248-2298
                           (770) 248-2299 (facsimile)
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                          ----------------------------

                               Clyde E. Culp, III
                             Chief Executive Officer
                         Tanner's Restaurant Group, Inc.
                              5500 Oakbrook Parkway
                                    Suite 260
                             Norcross, Georgia 30093
                                 (770) 248-2298
                           (770) 248-2299 (facsimile)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                          ----------------------------

                                   Copies to:

                             Wade H. Stribling, Esq.
                             Charles D. Vaughn, Esq.
                              Robert E. Copps, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                          First Union Plaza, Suite 1400
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                           (404) 817-6050 (facsimile)

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ----------------------------


                                   CALCULATION OF REGISTRATION FEE
===============================================================================================================

        Title of Each Class            Amount To Be   Proposed Maximum    Proposed Maximum        Amount Of
        Of Securities To Be          Registered(1)(2)  Offering Price    Aggregate Offering    Registration Fee
             Registered                                 Per Share(2)          Price(2)
---------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share  48,754,702         $.245            $11,944,902             $3,321

================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked prices for the common stock on May
     3, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PROSPECTUS



                         TANNER'S RESTAURANT GROUP, INC.

                                51,815,261 Shares
                                       of
                                  Common Stock



     This is an offering of shares of common stock of Tanner's Restaurant Group, Inc. from time to time by selling shareholders. Tanner's Restaurant Group will not receive any of the proceeds from the sale of the shares by the selling shareholders. Some of the selling shareholders, however, will purchase shares of our preferred stock for $2,000,000 on the date of this prospectus, as provided in our financing arrangement with those selling shareholders. Our common stock is currently reported on the NASD's OTC Bulletin Board under the symbol "ROTI."

     From time to time, the selling shareholders may use this prospectus to offer and sell their shares at the prices quoted for the common stock in the over-the-counter market. The selling shareholders may also attempt to sell their shares in isolated transactions, at negotiated prices, with institutional or other investors.

     To the extent required, we will disclose in a prospectus supplement the names of any agent or broker-dealer, applicable commissions or discounts, and any other required information about any particular offer. The selling shareholders will pay commission expenses and brokerage fees, if any.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  Investing in the common stock involves risks.
       You should purchase shares only if you can afford a complete loss.
                     See "Risk Factors" beginning on page 7.


                  The date of this prospectus is May ___,1999.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Summary..................................................................    3
Risk Factors ............................................................    6
Use of Proceeds..........................................................   14
Dilution.................................................................   16
Market for Common Equity and Related Matters.............................   17
Management's Discussion or Plan of Operation.............................   19
Business.................................................................   24
Management...............................................................   34
Certain Transactions.....................................................   39
Principal and Selling Shareholders.......................................   41
Description of Capital Stock.............................................   44
Shares Eligible for Future Sale..........................................   50
Plan Of Distribution.....................................................   52
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure...................................................   54
Legal Matters............................................................   54
Experts..................................................................   54
Where You Can Find More Information......................................   55
Index to Consolidated Financial Statements...............................  F-1

                          ----------------------------


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus may be accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                     SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling shareholder. You should read the entire prospectus carefully, including the risk factors and the financial statements, before you decide to purchase shares of our common stock.


                      Shares Offered Under this Prospectus

         This prospectus covers the resale of shares by the selling shareholders. We will not receive any of the proceeds of the shares offered under this prospectus. We have filed the registration statement that includes this prospectus with the SEC to comply with our agreements with the selling shareholders. The selling shareholders have obtained or will obtain the shares of common stock offered for resale under this prospectus either:

     *    by converting shares of our Series D preferred stock,
     * by exercising warrants we issued along with the Series D preferred stock,
     * by exercising warrants we issued when we borrowed money from FINOVA Mezzanine Capital Inc., formerly Sirrom Capital Corporation, or
     * by exercising warrants we issued when we privately placed shares of our preferred stock through Sterling Capital, LLC.

                                   Background

     On January 14, 1999, TRC Acquisition Corporation merged into a subsidiary of Harvest Restaurant Group, Inc. As part of the merger:

     * the former shareholders of privately-held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of Harvest's outstanding shares of common stock,
     * Harvest changed its board of directors to consist of four members, three of whom were former directors of TRC, and
     *    TRC's management team became the management team of the new business.

     On March 15, 1999, we changed our name from Harvest Restaurant Group, Inc. to Tanner's Restaurant Group, Inc. Unless otherwise indicated in this prospectus, the terms "we," "us," or "our" refer to the company after the date of the merger, and the term "Harvest" refers to the company before the merger.

     As a result of the merger, we now own and franchise ten "Rick Tanner's Original Grill" restaurants formerly owned and franchised by TRC. All ten restaurants are located in Georgia - nine are company-owned, and one is franchised.

     A significant factor in both the structure and completion of the merger was a commitment by outside investors to purchase shares of our convertible preferred stock for $6,000,000. To date, we have received $4,000,000 of the $6,000,000 commitment, and we will receive the final $2,000,000 on the date of this prospectus.

                                  Our Business

     Tanner's restaurants are designed to appeal to traditional casual dining customers by offering large portions of high quality foods at low prices. These restaurants are competitively positioned between home meal replacement restaurants and full bar casual restaurants that have less portable foods. The menu features over 40 different entrees and 15 different appetizers. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order and are served with a choice of two out of 15 different freshly prepared vegetables. Since inception, over 25% of sales have come from takeout/takehome service.

     Our growth strategy is:

     *    to open new company-owned restaurants,
     *    to increase our sales at existing restaurants,
     *    to develop and expand our franchising program, and
     *    to evaluate and possibly acquire complementary restaurant concepts.

     We intend to develop restaurants in Atlanta, Georgia to complete our penetration of the Atlanta market, and in selected Southeastern markets, where we believe we will be able to use existing supervisory, marketing and distribution systems. We anticipate leasing most of our future locations.

     Our principal executive offices are located at 5500 Oakbrook Parkway, Suite 260, Norcross, Georgia 30093; our phone number at that address is (770) 248-2298.

                                 Use of Proceeds

     We will not receive any cash proceeds from the resale of common shares by the selling shareholders. Some of the selling shareholders, however, will purchase shares of our preferred stock for $2,000,000 on date of this prospectus, as provided in our financing arrangement with those selling shareholders. We will use the net proceeds of the $2,000,000 primarily for working capital, the payment of indebtedness, and general corporate purposes, including the development of up to four new company-owned restaurants, the opening of one franchised restaurant, and the evaluation of opportunities to acquire new restaurant concepts. We cannot assure you that any of our development and acquisition plans will be successful.

                                  The Offering


Estimated common stock offered by selling shareholders upon
  conversion of 9,198 shares of Series D preferred stock..........  49,989,130*

Common stock offered by FINOVA after exercising
  its warrant.....................................................  756,331

Common Stock offered by Sterling Capital after exercising
  its warrant.....................................................  150,000

Common stock offered by other selling shareholders
  after exercising their warrants.................................  919,800

Common stock offered by Tanner's Restaurant
  Group...........................................................  0

Estimated common stock outstanding after the
  Offering........................................................  60,149,750**

OTC Bulletin Board symbol.........................................  "ROTI"

--------------------

     * Because the conversion rate per share of the Series D preferred stock is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board, these amounts are estimates only, based upon an estimated average closing bid price of $.23 per share. On May 5, 1999, the closing bid price was $.23 per share. For more information, see "Description of Securities - Preferred Stock - Series D Convertible Preferred Stock."

     ** Assumes that no other convertible securities will be converted into common stock and that no other options or warrants will be exercised to purchase common stock.

     We will issue these shares of common stock to the holders listed above only if they convert their shares of Series D preferred stock or exercise their warrants. We are registering the shares under the terms of our registration rights agreements with these holders. Even though these shares of common stock are registered, we may never issue them, and, even if issued, the holders may never sell them under the prospectus.

                          ----------------------------

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward looking statements are identified by words like expects, intends, believes, anticipates, estimates, may, could, should, would, will, plans, hopes and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including those described in "Risk Factors" and in other places in this prospectus.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk, including those risks discussed below. You should carefully consider these risk factors along with all the other information contained in this prospectus before you decide to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

We have experienced losses for the last two years, and our future operating results are uncertain.

     For the fiscal year ended December 27, 1998, we had a net loss of $2,897,759. For the 1997 fiscal year, our net loss was $2,143,409. Our future financial results will depend on, among other things, our ability to generate a level of revenues sufficient to offset our cost structure and our ability to reduce our operating costs on a per location basis. We cannot assure you that we will significantly increase our revenues or become profitable.

We presently have no arrangement to repay short-term debt of $650,000.

     In addition to our other outstanding obligations, we owe a total of $650,000 to two lenders. One of these unsecured loans matures on our receipt of the final $2,000,000 of the financing commitment, and the other loan matures on the earlier of that date or July 31, 1999. FINOVA, our senior secured lender, has advised us that any payment of the principal amount of these loans will be a default under the $2,000,000 FINOVA loan unless we repay the FINOVA loan in full at the same time. The net proceeds of the $2,000,000 to be invested on the date of this prospectus will be insufficient to repay both the FINOVA loan and the short-term loans. We are working to resolve this situation. If we default under any of these loan agreements, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.

We have closed three restaurants in 1999.

     During  1999,  we  have  permanently   closed  two  of  our   company-owned
restaurants, and one of our franchisees has closed its franchised restaurant.

We need additional capital immediately.

     In addition to our need for capital to repay the $650,000 in short-term loans, we will continue to have substantial capital needs that cannot be funded completely from operations. As a result, we will be required to raise additional capital through equity or debt financing. Those sources of financing, if available, may include bank financing, third party equity investors, capital leases, private limited partnerships, joint venture financing and sale leaseback arrangements. None of our lenders is under any obligation to make additional advances to us nor are they under any obligation to approve any financing arrangement that we may negotiate. Further, we have no source of additional financing other than the $2,000,000 to be invested by our outside investors on the date of this prospectus. Consequently, we cannot assure you that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we cannot obtain additional financing, our business operations and financial results will suffer.

We face risks in acquiring complementary businesses.

     One component of our growth strategy is to evaluate the feasibility of acquiring complementary businesses. Any potential acquisitions will involve a number of risks that could materially and adversely affect us, including:

     * diverting our management's attention from operational and financial matters,
     * assimilating the operations, technologies, products, and personnel of the acquired companies,
     * risks of entering markets in which we have no or limited prior experience, and
     *    the potential loss of key personnel of the acquired companies.

     Acquisitions could involve the potentially dilutive issuances of equity securities and/or the incurrence of debt, contingent liabilities, and/or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and/or market price of the common stock. Shareholders generally do not have rights to approve any acquisitions we make. Any acquisition we make may have a material adverse effect on our business, financial condition, and results of operations.

The loss of members of our management team could adversely affect our business and operations.

     Clyde E. Culp, III is our chief executive officer, Robert J. Hoffman is our Chief Operating Officer, and Timothy R. Robinson is our Chief Financial Officer. We are dependent upon these individuals and their managerial and technical efforts. If any of them were to resign, we cannot assure you that we would be able to replace them, and our inability to do so could materially adversely affect our business.

We face risks in acquiring and developing new restaurants.

     We are currently considering a strategy to expand our operations and open additional restaurants. We cannot assure you that we will be successful in opening any restaurants in a timely manner, or at all, or that, if opened, those restaurants will operate profitably. See "Business - Growth Strategy."

     Our ability to expand successfully depends upon many factors, including:

     * identifying and financing suitable restaurant sites and obtaining construction permits and licenses for the restaurants,
     *    negotiating acceptable lease terms for the new sites,
     * creating awareness and acceptance of our restaurants in any new geographical markets that we enter, and
     * being able to hire skilled restaurant management to successfully manage our growth, including costs and quality controls.

     We cannot assure you that we will be able to accomplish these tasks.

Delays in the development and construction of new restaurants could adversely affect us.

     In developing and constructing new restaurants, a number of events over which we will have no control could adversely affect us, including:

     *    delays in obtaining necessary governmental regulatory approvals,
     *    shortages of or the inability to obtain labor and/or materials,
     * inability of the general contractor or subcontractors to perform under their contracts,
     *    adverse weather conditions,
     * unavailability or unacceptable cost of needed debt or lease financing, and
     *    changes in federal, state or local laws or regulations.

     In addition, we will be dependent on other parties to complete the construction of any new restaurants. Accordingly, we cannot assure you that we will be able to complete any restaurant in a timely manner or within its proposed budget.

We may be unable to locate and lease appropriate sites for our restaurants.

     The location of each restaurant is extremely important to its potential success. We compete with a wide range of establishments in attempting to identify and secure desirable locations. Although we believe that we will be able to locate additional suitable sites, we cannot assure you that any suitable sites will be available or that we can lease them on acceptable economic terms.

We may need additional personnel.

     Our ability to successfully open and operate additional restaurants will depend upon our ability to hire and retain additional personnel who are experienced in the operation of casual dining restaurants. Our failure to hire additional experienced personnel will have a material adverse effect on our ability to open and successfully operate additional restaurants and to expand our operations thereafter.

We have a limited restaurant base and are dependent on a limited number of restaurants.

     We presently derive all of our revenues from ten restaurants, one of which is franchised. We cannot assure you that we will open any new restaurants or, if we open them, they will be successful or operate profitably. The lack of success or closing of any of our existing restaurants, or the unsuccessful operation of any new restaurant, will have a material adverse effect upon our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and "Business."

Our strategy of leasing the buildings for our restaurant sites presents risks and uncertainties.

     Leases are often an attractive method of financing the development of restaurants. We lease most of our restaurant facilities. Any default under a lease may give the lessor the right to terminate the lease, which would deprive us of our interest in any improvements that we might have already made. Also, rent increases over the terms of our leases may adversely affect our profitability. Finally, the resale value of our interest in leased property may be less than if we owned the land, particularly toward the end of the lease term.

We may have insufficient trademark and service mark protection.

     The United States Patent and Trademark Office rejected our filing for trademark protection of the name "Rick Tanner's Original Grill" because the name "Tanner's" is currently being used by another entity outside our current market. We cannot assure you that we will be able to secure any protection for our name or our other intellectual property in the future. Other parties may attempt to exercise alleged rights in any of the trademarks, copyrights or other intellectual property rights or appropriate any trademarks, copyrights, or other intellectual property rights established by us, and our failure or inability to establish appropriate copyrights and trademarks, or to adequately protect any of our intellectual property rights, may have a material adverse effect on us.

Conflicts of interest involving a member of our board of directors may adversely affect us.

     SECA VII, LLC, of which James R. Walker, one of our directors, is an equity owner, has lent us $350,000. This $350,000 is part of the $650,000 in short-term loans and will be due on the earlier of our receipt of the final $2,000,000 of the financing commitment or July 31, 1999. As both an affiliate of a creditor and a director, Mr. Walker may have a conflict of interest. Generally speaking, a creditor may have an incentive to maximize his claims against the company's assets. We cannot assure you that we will reach a satisfactory resolution regarding the $350,000 loan, that future transactions or arrangements with Mr. Walker will be advantageous to us, that conflicts of interest will not arise with respect to those matters, or that if conflicts do arise, they will be resolved in a manner favorable to us. See " - We presently have no arrangement to repay short-term debt of $650,000" and "Management - Certain Transactions."

Risks Related to Year 2000 Compliance.

     We have begun a review of our internal information systems to identify problems associated with the Year 2000 problem and take any necessary corrective action. We could be materially adversely affected by costs or complications relating to our internal systems. We could also be materially adversely affected by similar problems faced by our distributors, suppliers, customers, and vendors. For more information, see "Management's Discussion and Analysis or Plan of Operation - Year 2000."

We are subject to anti-takeover provisions.

     Our articles of incorporation, our bylaws and Texas law could make it more difficult for another company to acquire us, even if a change in control would benefit our shareholders. For more information, see "Description of Capital Stock."

RISKS RELATED TO OUR INDUSTRY

Our industry is very competitive and many of our competitors have greater resources than we do.

     The restaurant industry is intensely competitive with respect to price, service, location, and food quality. We have many competitors, including mid-price, full-service casual atmosphere restaurants, take-out food service companies, fast food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets, and convenience stores. Our competition also includes regional and national restaurant companies, including Chili's, Applebee's, Black Eyed Pea, and Cracker Barrel. Many of our competitors are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time, and have greater name brand recognition. Further, the restaurant industry is significantly affected by many external factors, including:

     * changes in the national, regional, and local economic and real estate conditions,
     *    changes in consumer preferences, tastes, and eating habits,
     *    demographic trends and traffic patterns,
     *    increases in food and labor costs and availability, and
     *    the  type,  number,  and  location  of  competing   restaurants  in  a
          particular locale.

     Inflation, food costs, and other similar factors may also affect the restaurant industry. We cannot assure you that we will be able to successfully compete in the restaurant industry. See "Business - Competition."

Fluctuations in the cost of our raw materials may adversely impact our business.

     Our operations, results, and financial condition may be adversely affected by fluctuations in the cost of our raw materials. Those costs are determined by constantly changing market forces over which we have no control. The loss of any of our suppliers could adversely affect our business until we make alternative arrangements.

We may be held liable for product liability claims or judgments against us.

     We may be liable if the consumption of any of our products causes injury, illness, or death or if anyone is injured or dies on our premises. A product liability or other claim or judgment against us could have a material adverse effect on our business or financial results. See "Business."

Government regulation and legal uncertainties may adversely affect our business.

     General. Various federal, state, and local laws affect our business. Each of our restaurants is subject to licensing regulation by numerous governmental authorities, which may include alcohol beverage control, building, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or the failure to obtain the necessary licenses or approvals, including zoning, land use, and environmental laws and regulations, could delay or prevent the development of a new restaurant in an area. Our restaurant operations are also subject to federal and state laws governing the minimum hourly wage, unemployment tax rates, sales tax and similar matters over which we have no control. Significant numbers of our service, food preparation and other personnel are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs.

     Alcoholic Beverage Regulation. Alcoholic beverage control regulations in each state require that our restaurants apply to the specific state authority and, in some locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. The failure of a restaurant to obtain or retain a liquor or food service license would adversely affect the particular restaurant's operations. Typically, an alcoholic beverage license must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.

     Restaurants in most states are subject to "dram shop" laws, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if the service causes the injury or damage and the injury or damage is reasonably foreseeable. Although we maintain liquor liability insurance as part of our existing comprehensive general liability insurance, we may be subject to a judgment in excess of our insurance coverage. We may be unable to continue to maintain our insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of our insurance coverage would have a material adverse effect on us. The unavailability of this insurance coverage in the future could materially and adversely affect us.

     Americans with Disabilities Act. The federal Americans with Disabilities Act requires that places of public accommodation meet specified requirements related to access and use by persons with disabilities. Our non-compliance with these regulations could adversely affect our business, operations and financial condition.

     Franchise Regulation. A number of states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its uniform franchise offering circular with the state before it may offer the franchise to residents of the state. Our non-compliance with these laws could adversely affect our business, operations, and financial condition.

RISKS OF THE OFFERING

Additional sales of shares of common stock are likely to cause the market price of the common stock to decline.

     Currently, 8,334,489 shares of common stock are outstanding, and the number of shares of common stock potentially issuable under our convertible preferred stock, warrants and options, and in payment of dividends on our preferred stock, is a multiple of the common shares currently outstanding. Based on a recent trading price of $.23 per share, the number of additional common shares potentially issuable is as large or larger than 66,348,631 shares. The sale, or availability for sale, of substantial amounts of shares of common stock could materially adversely affect the market price of the common stock and could impair our ability to raise additional capital by selling equity securities. This number will increase if the trading price of the common stock declines further. For more information, see "Shares Eligible for Future Sale."

The market price of the common stock is extremely volatile.

     Trading volume and prices for the common stock have fluctuated widely since it first became publicly-traded. During the month of April 1999, for example, the closing sales price of the common stock ranged from $.22 to $.40 per share. These severe fluctuations may continue in response to quarterly variations in operating results, announced earnings, and other factors. We cannot always predict or foresee those events. The market price of the common stock could also be influenced by developments or matters not related to us, including the sale or attempted sale of a large amount of the common stock on the open market by a shareholder. Because of this volatility, your investment in us may result in a complete loss.

Our common stock has been delisted from the Nasdaq Small Cap Market, and continued listing on the OTC Bulletin Board may impair its liquidity.

     Our common stock was delisted from the Nasdaq Small Cap market on September 16, 1998, and we presently do not meet the requirements to re-list our common stock on the Nasdaq SmallCap Market. Accordingly, trading in our common stock is conducted in the over-the-counter market and reported on the NASD's OTC Bulletin Board. Consequently, selling our shares may be more difficult because smaller quantities of shares may be bought and sold, transactions may be delayed, and the news media's coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and asked prices for our shares. Further, securities analysts are unlikely to cover our stock, and institutional investors are unlikely to purchase our stock. We cannot assure you that we will ever be able to list our stock on the Nasdaq Small Cap Market again.

"Penny stock" regulations may impair the liquidity of the common stock.

     Because the bid price of our common stock is below $5.00 per share, shares of common stock may be subject to the SEC's Rule 15g-9 and other penny stock regulations under the Securities Exchange Act of 1934. Rule 15g-9 imposes sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the prospective purchaser and have received the purchaser's written consent to the transaction before the sale. Consequently, this rule and other "penny stock" regulations may adversely affect the ability of broker-dealers to sell our shares and may adversely affect the ability of holders to sell their shares of common stock in the secondary market.

We may issue additional shares of common stock and preferred stock without shareholder approval.

     Our board of directors may authorize us to issue one or more series of preferred stock or additional shares of common stock without shareholder approval, and the existence or terms of these securities may adversely affect the rights of holders of the common stock. In addition, the issuance of any additional shares of preferred stock or common stock may be used as an "anti-takeover" device without shareholder approval. Issuance of additional preferred stock or common stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of common stock and may make it harder to remove current management, even if removal might be in the shareholders' best interests.

We do not intend to pay dividends on our common stock.

     We do not currently pay any dividends on the common stock and do not intend to pay dividends on the common stock in the foreseeable future.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the conversions of shares of Series D preferred stock into shares of common stock or on the sales by the selling
shareholders   of  the  shares  of  common  stock  issued  to  them  upon  those conversions. On the date of this prospectus, we will receive the final $2,000,000 to be invested by the outside investors under the financing commitment.

     If the selling shareholders exercise all of their outstanding warrants, we will receive (assuming a market price of $.23 per share of common stock) $1,885,113 upon those exercises and we will issue 1,826,131 shares to these shareholders. Given the current trading prices of the common stock on the OTC Bulletin Board, we believe it is unlikely that the holders of the warrants issued with the Series D preferred stock will pay $2.00 per share to exercise those warrants in the near to immediate future.

     We intend to use the net proceeds from the $2,000,000 investment - and from the exercise of the warrants, if any - to develop new restaurants, to evaluate opportunities to acquire new restaurant concepts, to pay certain indebtedness, and for working capital.

     The $2,000,000 that we will receive on the date of this prospectus represents the final installment of a $6,000,000 financing commitment that we have received from outside investors. Of this amount, $4,000,000 has already been invested, and we have already issued 5,200 shares of Series D preferred stock for those investments. Upon receipt of the final $2,000,000, we will issue another 2,000 shares of Series D preferred stock to the outside investors. The $6,000,000 has been or is to be invested in us as follows:

     (1) $2,000,000 was invested in July 1998 for shares of preferred stock that were exchanged in January 1999 for 2,600 shares of Series D preferred stock in the merger,

     (2) $1,000,000 was invested in January 1999 in exchange for 1,300 Series D shares,

     (3) $1,000,000 was invested in February 1999 in exchange for 1,300 Series D shares,

     (4) the final $2,000,000 will be invested in exchange for 2,000 Series D shares on the date of this prospectus.

     The original issue price of the Series D preferred stock is $1,000 per share. For each $10,000 investment increment of the first $4,000,000 invested, however, the investors received 13 shares of Series D preferred stock having an aggregate original issue price of $13,000. The shares of Series D preferred stock to be issued for the final $2,000,000 investment will be issued at $1,000 per share, so that the investor will receive 10 shares of Series D preferred stock for each $10,000 investment increment.

     In addition to the shares of Series D preferred stock issued at the time of the merger, as described above, we issued 1,998 shares of Series D preferred stock to holders of 133.2 shares of Series B preferred stock who exchanged their shares, for which they originally paid $1,332,000. For each $10,000 increment originally invested in the Series B preferred stock, the investor received 15 shares of Series D preferred stock having an aggregate original issue price of $15,000.

     Each share of Series D preferred stock is convertible into shares of common stock at a ratio determined by the following formula: $1,000 divided by 80% of the five-day average closing bid price of the common stock. Dividends on the Series D preferred stock are payable at the rate of 7% of the original issue price. See "Description of Capital Stock - Preferred Stock - Series D Convertible Preferred Stock."

     In addition,  the third party  investors  who  purchased  or will  purchase
Series D preferred stock for cash or who exchanged Series B or Series C preferred stock for Series D preferred stock were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D preferred stock issued, 100,000 shares of common stock at a price of $2.00 per share. Assuming that all 9,198 shares of Series D preferred stock are issued, we will be obligated to issue warrants to purchase 919,800 shares of common stock.

                                    DILUTION

     The outside investors will be able to convert their 9,198 shares of Series D preferred stock into a large number of shares of common stock. Each share of Series D preferred stock is convertible into shares of common stock using a ratio determined by the following formula: $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board. Using the closing market price on the OTC Bulletin Board on May 5, 1999 of $.23 per share, those 9,198 shares would be convertible into 49,989,130 common shares. If the market price of the common stock were to decrease to $.15, the 9,198 shares of Series D preferred stock would be convertible into 76,650,000 common shares. Conversely, if the market price of the common stock were to increase to $.50, those 9,198 shares of Series D preferred stock would be convertible into 22,995,000 common shares. These calculations are intended to serve only as examples, not as predictions as to the future market price of the common stock.

     Furthermore, the holders of our Series A preferred stock can convert each share of Series A preferred stock into 2.7 shares of common stock. Because there are 461,454 shares of Series A preferred stock outstanding, 1,245,926 shares of common stock are issuable upon their conversion. Similarly, the 744,500 outstanding shares of Series E preferred stock are convertible into 2,978,000 shares of common stock. In addition, holders of options and warrants to acquire shares of our common stock will be able to convert or exercise, as applicable, their securities into 12,135,576 shares of common stock. If all currently outstanding convertible preferred shares are converted into shares of common stock, and if all outstanding options and warrants to purchase shares of common stock are exercised, approximately 74,683,121 shares of common stock would be outstanding.

     We also may elect to pay dividends in shares of common stock, and the board of directors may decide to issue additional shares. In particular, we can issue common stock in payment of dividends on our Series A preferred stock. A total of approximately $578,752 in dividends on the Series A preferred stock are in arrears, and we may pay those dividends and future dividends in common shares. Our ability to pay cash dividends on the Series A preferred stock is substantially limited under our loan agreement with FINOVA.

     Consequently, substantial dilution of the voting power of the current shareholders is likely over time as convertible securities are converted, options and warrants are exercised, and dividends are paid in common shares. Such conversions and exercises are also likely to depress the market price of the common stock.

                  MARKET FOR COMMON EQUITY AND RELATED MATTERS

     Until September 16, 1998 the common stock was quoted on the NASDAQ SmallCap Market System under the symbol "ROTI." As of close of business on that date the common stock was delisted from the NASDAQ SmallCap Market, and since that date the common stock has been quoted on the OTC Bulletin Board. On May 5, 1999, the high and low sales prices for the common stock were $.25 and $.23, respectively. The range of high and low sales prices for the common stock as reported by Nasdaq and the range of high and low bid prices as quoted on the OTC Bulletin Board are listed below for the periods indicated. The OTC Bulletin Board prices are indicated by an asterisk. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                                   Price
                                                           ---------------------


                                                            High          Low
                                                            ----          ---
Fiscal Year 1997:         Quarter Ended:
-----------------         --------------
First Quarter             April 20, 1997                   $7.75        $6.00
Second Quarter            July 13, 1997                    $8.00        $4.75
Third Quarter             October 5, 1997                  $5.09        $1.43
Fourth Quarter            December 28, 1997                $2.63        $ .75

Fiscal Year 1998:
-----------------
First Quarter             April 19, 1998                   $2.2188      $ .25
Second Quarter            July 12, 1998                    $ .875       $ .25
Third Quarter             October 4, 1998                  $ .875       $ .125*
Fourth Quarter            December 27, 1998                $ .29*       $ .09*

Fiscal Year 1999:         Quarter Ended:
-----------------         --------------
First Quarter             April 18, 1999                   $ .56*       $ .22*

"Penny Stock" Rules

     Because the bid price of the common stock has been below $5.00 per share, the SEC's Rule 15g-9 may apply to the common stock. This rule imposes additional sales practice requirements on a broker-dealer that sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors. For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction before the sale. In addition, broker-dealers, particularly if they are market makers in the common stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5, and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g- 9 and these other rules may adversely affect the ability of broker-dealers to sell or to make markets in the common stock and also may adversely affect the ability of purchasers of the shares offered by this prospectus to resell their shares.

Holders of Record

     We had approximately 91 holders of record of our common stock as of May 5, 1999.

Dividends

     We have never paid cash dividends on our common stock and intend to retain earnings, if any, to use in operating and expanding our business. Our board of directors will determine the amount of future dividends, if any, based upon our earnings, financial condition, capital requirements and other conditions. Our loan agreement with FINOVA prohibits us from paying cash dividends on our common stock.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     You should read the following discussion along with the consolidated financial statements and related notes to them included elsewhere in this prospectus.

     On January 14, 1999 TRC merged into a wholly owned subsidiary of Harvest in a forward triangular merger. Because the former shareholders of TRC received a majority of the shares of our common stock outstanding immediately after the merger, the historical financial statements of the surviving company for the periods before the merger are those of TRC rather than Harvest.

Overview

     Our growth strategy is to open new company-owned restaurants, to increase sales at existing restaurants, to develop and expand the franchising program, and to evaluate possible acquisitions. We intend to develop restaurants primarily in the greater Atlanta market and in selected Southeastern markets, where we believe we will be able to use existing supervisory, marketing, and distribution systems. Additionally, we may seek to acquire other restaurant concepts that would complement our existing business, allowing growth and improving profitability. We are evaluating existing restaurant locations, and may close unprofitable restaurants as we focus on achieving and increasing profitability.

     A significant factor in both the structure and completion of the merger was a commitment by outside investors to invest $6,000,000 in the new combined company. This financing will be used primarily for working capital and the development of up to four company-owned restaurants and the opening of one franchised restaurant during 1999, although we cannot assure you that those development plans will be successful.

Results of Operations for the Year Ended December 27, 1998 Compared to the Year Ended December 28, 1997

     Revenues. Total revenues increased by $2,727,993 during the fiscal year 1998 in comparison to fiscal 1997. This increase in sales is partially attributable to sales from two new restaurants opened in the fourth quarter of 1997 and one new restaurant opened in the second quarter of 1998. The sales increase is also the result of a rise in same-store sales of 1.9% over 1997. Our first franchised stores were opened during the first half of 1998. Royalties and franchise fees earned during the year were $63,341 versus $0 in the prior year. This increase in restaurant and franchise-related sales was partially offset by a 13.5% decrease in catering sales.

     Costs and Expenses. In general, costs have increased as a percentage of sales due to the additional coupon and promotions that began in August 1997 and continued through 1998. These types of promotions increase the number of customers that visit the restaurant and increase sales. However, the operating expenses on these sales are higher because the sales have been discounted below the menu price. This increase in costs is most evident in food, beverage and paper costs.

     Food, beverage and paper costs were 35.2% of 1998 sales versus 34.4% of sales for the same period in 1997. The 0.8% increase in food costs as a percentage of sales was primarily a result of increased coupon and various discount promotions in 1998 as described above.

     Payroll and benefit expense was a stable 35.5% of sales in 1998 and 1997. In April 1997, we implemented a new benefits package that permits restaurant managers to obtain health, life and disability insurance. We pay for a portion of this package. As a result of this new employee benefit, benefit costs rose 0.1% as a percentage of sales. This increase was offset by a decrease of 0.1% in labor costs.

     Other operating expenses decreased as a percentage of sales to 23.5% for 1998 from 27.3% for 1997. Although total advertising expenditures remained constant, we began to realize some market efficiencies as advertising expense decreased 1.5% as a percentage of sales compared to 1997. Additional decreases in 1998 resulted from:

     * general reduction in repair and maintenance expense as a percentage of sales because 28% of all restaurants are new in 1998 and need minimal repairs versus no new stores until November of 1997, a .5% improvement,
     * changing all restaurant cleaning from an externally contracted service to an in-store responsibility, a .3% improvement, and
     * negotiating certain contracts related to the purchase of cleaning materials and supplies, a .3% improvement.

     Pre-opening expenses decreased to .9% of sales in 1998 due to one new restaurant, compared to 2.5% of sales in 1997 due to two new restaurants in 1997. However, these margin improvements were partially offset by the increase in rent expense, which increased operating expenses by .4% of sales. This is due to the higher costs associated with new store leases. These factors resulted in a net decrease to other operating expenses of 3.8% of total sales.

     Total occupancy costs, consisting of depreciation, rent and restaurant interest expense, increased to 9.1% of sales in 1998 from 7.1% in 1997. The 2.0% increase as a percentage of sales was primarily due to the two new restaurants that opened in the fourth quarter of 1997 and one new restaurant that opened in the second quarter of 1998. We believe that this trend will start to reverse in 1999 as we open more "end-cap" restaurants located at the end of strip shopping centers, as opposed to free-standing buildings, which tend to have higher capital investments and financing costs, therefore resulting in larger depreciation charges and greater interest costs.

     Depreciation and amortization expense in 1998 increased by 0.6% over 1997 due to fixed asset additions at the new restaurants that were opened in 1997 and 1998. Most of these assets were placed in service in December 1997, and January and July 1998.

     General and administrative expenses increased to $1,651,474 in 1998 from $1,278,581 in 1997, primarily due to costs incurred in anticipation of franchising and expanding the Tanner's concept, such as recruiting and training restaurant managers for anticipated new stores, printing and development costs for new menus, hiring a franchise consultant, and restructuring the corporate office personnel to support additional growth. Although total general and administrative expenditures increased, the additional sales generated from new and old restaurants leveraged these costs down to 14.1% of 1998 sales from 14.3% of 1997 sales.

     The write down of an intangible asset is due to a one-time charge of $547,000 related to the cancellation and termination of an employment agreement with the former president of TRC.

     Other Income (Expense). Other income decreased in 1998 to 0.2% of sales, from 0.3% of sales in 1997. Interest expense increased to $700,451 in 1998 from $546,552 in 1997. This is primarily attributable to an increase in borrowings of approximately $1,000,000 in the first half of 1998. Our effective interest rate remained at 11.3% for 1998.

     Net Loss. We incurred a net loss of $2,897,759 for the year ended December 27, 1998 compared to a net loss of $2,143,409 for the same period in 1997. We expect to incur losses in future periods until we expand our base of restaurants to offset current general and administrative expenses and costs of expansion.

     As we pursue our plans for growth, we expect to see the following trends in operating costs. Food, beverage and paper costs, and payroll expenses will increase during the first two months of a restaurant's operations. Preopening expenses are expected to total approximately $100,000 for each new restaurant and are expensed as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities. The majority of preopening costs are incurred in the accounting period before opening and in the period that a restaurant opens. As we increase our base of restaurants, the effects of these operating trends will decrease, as the new restaurants will have less of an impact on our consolidated results.

Liquidity and Capital Resources

     Our cash and cash equivalents increased $434,768 during the year ended December 27, 1998. Principal sources of funds consisted of:

     * additional borrowings totaling $1,016,617 under both secured and unsecured loan agreements,
     *    cash of $411,150 acquired in the merger, and
     *    the sale of one of our restaurant buildings for $359,696.

     Our primary uses of funds consisted of:

     * the purchase of additional fixed assets for new restaurants of $972,724, and

     *    cash used in operations of $220,198.

     We have incurred operating losses since inception and as of December 27, 1998 had an accumulated deficit of $6,390,005 and a working capital deficit of $4,040,192. We are not currently generating sufficient revenues from operations to meet our cash requirements. Because substantially all sales in our restaurants are for cash, and operating costs are generally due in 15 to 45 days, we are able to operate with negative working capital. Also, we have obtained extended payment schedules with several of our larger vendors allowing for payment terms of 60 to 90 days. Additionally, some of our vendors and governing authorities have agreed to extend payment terms for obligations we previously incurred.

     We currently owe an aggregate of approximately $650,000 to two lenders, one of which is SECA VII, LLC. One of our directors, James R. Walker, is an equity owner of SECA. One of these unsecured loans matures on our receipt of the final $2,000,000 of the financing commitment and the other matures on the earlier of that date or July 31, 1999. FINOVA, our senior secured lender, has advised us that any payment of the principal amount of these two loans will be a default under the $2,000,000 FINOVA loan unless we repay the FINOVA loan in full at the same time. The $2,000,000 to be invested on the date of this prospectus will be insufficient to repay both the FINOVA loan and the short-term loans, and we presently have no arrangement to repay both the FINOVA loan and the short-term loans. We may, therefore, default on these loans unless we can make other arrangements. We are working to resolve this situation. If we default under any of these loan agreements, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.

     We have not paid dividends on the Series A preferred stock since June 1998. We may continue to allow dividends to accrue or may pay all or part of those dividends by issuing shares of common stock.

     We opened one new restaurant during 1998 and had two franchised restaurants open during this same time period. One of the franchised restaurants closed in February 1999 due to franchisee financing arrangements and location issues. We closed two underperforming restaurants in March 1999, which is expected to result in a charge to earnings of approximately $300,000 in the first quarter of 1999. In the remainder of 1999, we plan to open up to four new company-owned restaurants and one franchised restaurant. Our capital requirements to meet this development plan could be as much as $1.6 million. We may also seek to acquire other restaurant concepts that would complement our existing restaurants.

     Although we do not currently have the capital resources to meet this development plan, outside investors have invested $2,000,000 in 1999 to purchase shares of our Series D preferred stock and will invest another $2,000,000 in Series D preferred stock on the date of this prospectus. We plan to apply this funding to our capital requirements for new restaurant development, the possible acquisition of other restaurant concepts, the payment of indebtedness, and working capital. We may also raise additional funds by borrowing. Additionally, we have decided to sell our property on Tezel Road in San Antonio, Texas. We anticipate that the sale of the Tezel property, if and when completed, will generate approximately $350,000 in net proceeds.

     If the current development schedule is not delayed, management anticipates that by the fourth quarter of 1999, we will have a base of profitable restaurants that will allow us to begin to leverage our non-operating expenses.

Year 2000 Computer Issues

     The "Year 2000 problem" is a general term used to identify those computer programs or applications that are programmed to use a two-digit field, instead of a four-digit field, for the year component of a date. Those programs or applications which are programmed in this manner may, for example, recognize the year 2000 as the year 1900, thus causing potential system failures or miscalculations that could result in disruptions of normal business operations. We have evaluated our state of readiness, the costs involved to become compliant, the risks involved, and our contingency plans. Our primary uses of software systems are our corporate accounting and restaurant management software.

     We have completed an initial assessment of our core computer information systems and are now undertaking the necessary steps to make our systems Year 2000 compliant. We believe that the cost to upgrade our software will not be material. We are currently evaluating and assessing those computer systems that do not relate to information systems, such as telecommunications, HVAC, and fire and safety systems, which typically include embedded technology such as microcontrollers that may be harder to test, and may require repairs or complete replacement. We expect to complete this assessment during the second quarter of 1999.

     We are in the process of contacting all significant vendors and our independent payroll vendor to verify that those vendors are also addressing the problem. We have developed contingency plans where necessary. Some Year 2000 issues that may adversely affect our operations are beyond our control. We cannot now estimate the potential adverse effect that may result from the failure of any of our vendors to become Year 2000 compliant, although we continue to believe that there will be no direct material effect on our operating performance or results of operations.

                                    BUSINESS

Overview

     Tanner's Restaurant Group, Inc., formerly known as Harvest Restaurant Group, Inc., was incorporated in June 1993 under the name "Clucker's Tex-Mex Venture, Inc." Initially, Harvest operated as an area developer for Cluckers Wood Roasted Chicken, Inc., the developer and franchiser of the "Cluckers" restaurant concept. By 1996, Harvest had decided to focus its operations on the development, operation and franchising of its own line of restaurants, Harvest Rotisserie restaurants. In 1997, Harvest attempted to grow this concept by implementing an area development program in Florida, Indiana and North Carolina. By the first quarter of 1998, however, all restaurants franchised under this area development program had been closed, and by July 1998 all four company-owned restaurants had been closed. The last remaining franchised restaurant was closed in August 1998, leaving Harvest with no ongoing business operations. By this time, Harvest had decided to pursue a merger with TRC
Acquisition Corporation and focus its resources on the development of TRC's "Rick Tanner's Original Grill" restaurants.

     On January 14, 1999, TRC merged into a wholly-owned subsidiary of Harvest in a forward triangular merger. In this merger, 4,123,219 shares of common stock, representing approximately 50.1% of the outstanding common shares, were issued to the former shareholders of privately-held TRC. Also issued in the merger were 744,500 shares of Series E preferred stock. As a result of the merger, we now own and franchise the "Rick Tanner's Original Grill" restaurants formerly owned and franchised by TRC. All ten restaurants are located in Georgia
- nine are company-owned, and one is franchised. As part of the merger, our board of directors was changed to consist of four members, three of whom were former directors of TRC, and TRC's management team became the active management team of the combined business. Additionally, we moved our corporate headquarters from San Antonio, Texas to Atlanta, Georgia. For accounting purposes, we accounted for the merger as an acquisition of Harvest by TRC deemed to have occurred on December 27, 1998. On March 15, 1999, we changed our name to Tanner's Restaurant Group, Inc.

Growth Strategy

     We intend to use part of the proceeds of the financing commitment to pursue the following growth strategy:

     *    to open new company-owned restaurants,
     *    to increase our sales at existing restaurants,
     *    to develop and expand our franchising program, and
     *    to  evaluate   possible   acquisitions  of  complementary   restaurant
          concepts.

     We intend to develop restaurants both in Atlanta, to complete our penetration of the Atlanta market, and in selected Southeastern markets, where we believe we will be able to use existing supervisory, marketing and distribution systems. We currently anticipate that we will lease most of our future locations. In 1999, we plan to open up to four company-owned restaurants and one franchised restaurant, although we cannot assure you that our plans will be successful.

Background of the "Rick Tanner's Original Grill" Concept

     In 1986 Richard Tanner developed the original Tanner's concept, which focused on chicken rotisserie and ribs, and he grew this idea into eight restaurants in Atlanta over the next ten years. In October 1996, Mr. Tanner joined forces with veteran restaurant investors and a new management team to create TRC. TRC expanded Mr. Tanner's successful concept by adding new company-owned restaurants and developing a franchise program. Between October 1996 and its merger with us in January 1999, TRC opened three new Tanner's restaurants and began development of several additional locations. TRC also began initial development of a franchise program and franchised one restaurant in Macon, Georgia. During 1998, TRC opened one new company-owned Tanner's restaurant in Canton, Georgia and two franchised Tanner's restaurants, one in Macon, Georgia and one in Montgomery, Alabama. The franchised restaurant in Montgomery, Alabama was closed in February 1999 due to franchisee financing arrangements and restaurant location issues.

     Tanner's restaurants are designed to appeal to traditional casual dining customers by offering large portions of high quality foods at low prices. These restaurants are competitively positioned between home meal replacement restaurants and full bar casual restaurants that have less portable foods. The menu features over 40 different entrees and 15 different appetizers including pot roast, meatloaf, rotisserie chicken, steaks, slow roasted barbecue pork ribs, "cheesy chicken lips," "Texas" chili, sandwiches, made-from-scratch soups and salads, and family value packs ideal for take home service. All entrees are prepared using aged beef and fresh chicken and seafood, are cooked to order, and are served with a choice of two out of 15 different freshly prepared vegetables. Since inception, over 25% of sales have come from takeout/takehome service.

     Value. We believe the Tanner's menu offers a compelling value to the traditional casual dining customer while remaining competitive with restaurants targeting value-oriented customers. Tanner's prices range from $3.99 to $6.99 for lunch and from $8.99 to $10.99 for dinner, with many items priced under $8.00. Additionally, Tanner's offers a "Kids" menu for children ten and under with items priced at $2.95. The average amount spent per customer, including beverages, is approximately $6.50 for lunch and $9.50 for dinner.

     Distinctive Design and Decor and Casual Atmosphere. Our Tanner's restaurants are built according to a flexible design concept that allows recognizable restaurants to be developed at different types of sites. Our prototype Tanner's store features an efficient operating layout, standardized equipment and tasteful and distinctive trade dress. Tanner's seeks to create a fun, casual, family friendly neighborhood atmosphere and we attempt to create this atmosphere by decorating all our restaurants with things like hand-painted murals depicting local history.

     Commitment to Customer Satisfaction. We believe that we must provide prompt, friendly and efficient service to ensure customer satisfaction. We seek to staff each restaurant with an experienced management team and keep table-to-server ratios low. We use customer surveys to solicit feedback on each restaurant and attempt to address problems quickly.

     Site Selection. Our site selection strategy targets markets that provide a balance of business and residential clientele. We analyze a variety of factors in the site selection process, including:

     *    local market demographics,
     *    site visibility,
     *    accessibility, and
     * proximity to major retail centers, office complexes, residential communities, and entertainment facilities.

We believe that this strategy maximizes our exposure to a high volume of new and repeat customers. We devote significant time and resources to analyzing prospective restaurant sites and gathering appropriate cost, demographic and traffic data. We use an in-house construction and real estate department to develop architectural and engineering plans and to oversee new construction. Although we have traditionally focused on developing our prototype freestanding restaurant, we consider developing additional restaurants in existing buildings and in strip shopping centers where appropriate. We believe that our ability to remodel an existing building into a Tanner's restaurant permits greater accessibility to quality sites in more developed markets. Once we select a site, we renovate or build-out the interior and exterior to produce the distinctive atmosphere of a Tanner's restaurant. Renovation or build-out of a site usually takes from 60 to 120 days.

     Training and Development. We believe a well-trained, highly motivated restaurant management team is critical to achieving our operating objectives. Our training and compensation systems are designed to create accountability for performance at the restaurant level. We expend significant resources to train, motivate and educate our restaurant level managers and hourly coworkers. Each new manager participates in a comprehensive six week training program which combines hands-on experience in one of our training restaurants. To instill a sense of ownership in restaurant management, compensation is based, partly, on restaurant profit and quality service scores. We believe our focus on unit level operations provides an incentive for managers to focus on increasing same store sales and restaurant profitability.

     Unit Economics. The average total investment cost to open a new Tanner's restaurant, including the costs of the land, building, furniture, fixtures, and equipment, plus preopening costs that include training salaries, opening inventory, supplies and promotion, is approximately $1,250,000. Excluding real estate costs (land purchase or lease costs) and preopening expenses, the average cost of opening a new restaurant in 1998 was approximately $650,000. We expect to reduce this average opening cost to approximately $500,000 in 1999, due primarily to reductions in the average unit size and a new emphasis on opening restaurants in strip shopping centers rather than freestanding buildings. Individual unit investment costs could vary, however, on account of a variety of factors, including competition for new sites, area construction costs, and the mix of conversions, build-to-suit and leased locations. We have sought to minimize our cash investment in each restaurant to approximately $300,000 or less through the use of sale/leaseback, or build-to-suit type financing, and equipment financing. We have been successful in obtaining this type of financing for our new freestanding restaurants and believe that this financing will continue to be available, although we cannot predict that availability.

                                   Competition

     Competition in the restaurant industry is intense. Tanner's restaurants compete with mid-price, full-service, casual dining restaurants primarily on the basis of quality, atmosphere, location and value. Tanner's takeout/takehome business competes not only with other full-service restaurants, but also with take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets and convenience stores. Tanner's also competes with other restaurants and retail establishments for quality sites.

     Many of our competitors are well established and have substantially greater financial, marketing and other resources than we do. Regional and national restaurant companies such as Chili's, Applebee's, Black Eyed Pea and Cracker Barrel have expanded their operations in the our current and anticipated market areas. This competition could adversely affect our operating results.

     Competition in the food service business is often affected by:

     *    changes in consumer tastes,
     *    national, regional, and local economic and real estate conditions,
     *    demographic trends,
     *    traffic patterns,
     *    the cost and availability of labor,
     *    the type, number and location of competing restaurants,
     *    availability of product and local competitive factors.

Some or all of these factors could adversely affect us and our future franchisees.

Trademarks and Service Marks

     Before the January 1999 merger, TRC had applied for registration with the United States Patent and Trademark Office of its "Rick Tanner's Original Grill" and design service mark. The Patent and Trademark Office did not grant our application because other entities were using similar marks outside our present market area. We believe that the use of those similar marks will not adversely affect us. Because we believe that our service mark has significant value and is an important factor in the marketing of our restaurants, we will vigorously oppose any infringement of our common law rights to our marks, although our lack of federal registration could result in our losing the right to use our mark.

     Although we no longer own, franchise or operate any restaurants operating under the Harvest name, the rights to the "Harvest Rotisserie" name, trademark and service mark remain registered in our name with the Patent and Trademark Office.

Government Regulation

     General. A variety of federal, state, and local laws apply to us and our restaurant business. Each of our restaurants is subject to permitting, licensing, and regulation by a number of government authorities, including alcoholic beverage control, zoning, health, safety, sanitation, building, and fire agencies in the state or municipality in which the restaurant is located. Our restaurants must comply with federal, state and local government regulations applicable to the consumer food service business, including those relating to the preparation and sale of food, minimum wage requirements, overtime, unemployment and sales taxes, working and safety conditions, mandated health insurance coverage and citizenship requirements. Significant numbers of our service, food preparation and other personnel are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase our labor costs. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Alcoholic Beverage Regulation. Approximately 2% of our net restaurant sales were attributable to the sale of alcoholic beverages in 1998. Alcoholic beverage control regulations require each restaurant to apply to a state authority and, in some locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

     "Dram shop" statutes in Georgia generally give a person injured by an intoxicated person the right to recover damages from a business that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing $2 million comprehensive general liability insurance.

     Americans with Disabilities Act. The federal Americans with Disabilities Act requires that places of public accommodation meet certain requirements related to access and use by persons with disabilities. We design our restaurants to be accessible to persons with disabilities and believe that we are in substantial compliance with all current applicable regulations relating to restaurant accommodations for persons with disabilities.

     Franchise Regulation. A number of states and the Federal Trade Commission require a franchisor to provide specified disclosure statements to potential franchisees before granting a franchise. Additionally, many states require the franchisor to register its uniform franchise offering circular with the state before it may offer the franchise to residents of the state.

Franchise Operations

     We currently have one franchisee and are presently offering franchises on a selective basis. We cannot give assurances about either the number of franchise territories that we will sell during fiscal year 1999 or the impact of franchise fees on our profitability and cash position.

     We franchise market areas or territories through market development agreements, which grant the right to develop one or more Tanner's restaurants within a specified geographic area. A franchisee enters into a market development agreement when the franchisee chooses a specific territory before signing the first license agreement. A franchisee must also enter into a separate license agreement, which we call unit license agreement, for each individual Tanner's restaurant that the franchisee opens.

     The market development agreement obligates a franchisee to build and open a specified number of restaurants in a designated area over a specific time period. It grants exclusivity for the franchisee, prohibiting us or another franchisee from developing in the awarded territory. If a franchisee fails to open restaurants as provided in the market development agreement, we can notify the franchisee of default and terminate the market development agreement if the default is not cured.

     Generally, a market development agreement expires when the franchisee opens the last restaurant listed on the schedule in the agreement. The unit license agreements then provide market operating control for the franchisees. After the franchisee completes the development schedule, if we decide to establish additional restaurants in the licensed territory, the franchisee has the right of first refusal to develop those restaurants as long as the franchisee's existing restaurants are in compliance with the agreements.

     The initial franchise fee is $25,000 per restaurant. A franchisee pays $10,000 of this fee upon signing a market development agreement, for each restaurant to be built. The franchisee pays the remaining $15,000 per restaurant at the opening of each restaurant, when the unit license agreement is signed. Unit license agreements generally have a 20-year term and can be renewed with the then current license if the franchisee is in compliance at the end of the term.

     Generally, under the unit license agreement, a franchisee pays a continuing royalty fee of 4% of gross revenues from each restaurant. In addition, a franchisee pays a continuing fee for advertising materials production, initially
 .5% of gross revenues. This fee can be increased to 2% of gross revenues upon implementation of a national advertising program. Currently, we only require the
 .5% for advertising materials production.

     The unit license agreement also requires a franchisee to comply strictly with our standards, specifications, processes, procedures, requirements and instructions regarding the operation of a licensed restaurant. We are obligated to provide initial training, new store opening support, and continuing inspection and training/marketing assistance for each franchise restaurant. Restaurant managers must be certified in our training program. Franchisees may purchase food products and restaurant supplies from independent, approved suppliers as long as they conform to our specifications. Alternate sources of these items are generally available. The same is true for equipment and decor packages.

Insurance

     We carry general liability, product liability, and commercial insurance of up to $2,000,000, together with an umbrella liability coverage of an additional $10,000,000 and worker's compensation insurance, all of which we believe is adequate for a business of our size and type. We cannot assure you that our insurance coverage will remain adequate or that insurance will continue to be available to us at reasonable rates.

     Franchisees are required to maintain minimum standards of insurance under their franchise agreements, including commercial general liability insurance, worker's compensation insurance, and all risk property and casualty insurance. We require that we be named as an additional insured on those policies.

Employees

     As of May 5, 1999, we employed approximately 375 people, of whom 11 are executive and administrative personnel, 36 are restaurant management personnel and the remainder are hourly restaurant personnel. Many of our hourly restaurant employees work part-time. None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be good.

Properties

     We lease approximately 4,000 square feet of space for our executive offices in Norcross, Georgia for $2,919 per month. We believe that our executive office facilities will be adequate for our needs in the foreseeable future. We believe that additional space, if needed, is available at reasonable rates. In addition to the one property that we own, we lease 19 properties that range in size from approximately 3,000 to 5,326 square feet and range in rent from $2,700 to $11,917 per month, as described below. Included in these properties are several leases for properties that we no longer use, as noted below.

     Although Harvest had no ongoing Harvest Rotisserie restaurant operations when Harvest merged with TRC in January 1999, Harvest had previously guaranteed all of the real estate leases on all Harvest Rotisserie franchised restaurants. We accrued a real estate disposition liability of $145,000 at December 27, 1998, which we believe will be sufficient to settle all obligations related to the closing of the company-owned and franchised Harvest Rotisserie restaurants, and the abandonment of the Harvest Rotisserie restaurant sites under development.


                                 Form of             Lease               Monthly
Location                         Ownership           Expiration          Rent
--------                         ---------           ----------          ----

Executive Offices:
------------------

5500 Oakbrook Parkway            Building Lease      March 31, 2004      $2,919
Suite 260
Norcross, Georgia 30093

Operating Restaurants and
Catering Facility:
------------------

350 Northridge Road              Building Lease      July, 2000          $4,439
Atlanta, GA 30338

3220 Cobb Parkway                Building Lease      June, 2003          $5,716
Atlanta, GA 30339

4920 Roswell Road                Building Lease      June, 1999          $5,694
Atlanta, GA 30342

1371 Clairmont Road              Building Lease      June, 2001          $5,394
Decatur, GA 30033

650 Gwinnett Drive               Building Lease      April, 2002         $3,731
Suite 203
Lawrenceville, GA 30245

4450 Hugh Howell Road            Building Lease      April, 2002         $4,426
Tucker, GA 30084

521 Indian Trail NW              Building Lease      June, 1999          $3,800
Lilburn, GA 30247

94 Pavillion Parkway             Building Lease      June, 2013          $11,917
Fayetteville, GA 30214

                                 Form of             Lease               Monthly
Location                         Ownership           Expiration          Rent
--------                         ---------           ----------          ----

525 Peachtree Industrial Blvd.   Building Lease      September, 2002     $6,180
Suwanee, GA 30174

6470 Spalding Drive, Suite P     Building Lease      September, 2002     $4,533
Norcross, Georgia  30092


Closed Restaurants and Abandoned Properties:
--------------------------------------------

6275 Spalding Drive              Building Lease      June, 2000          $5,480
Norcross, GA 30092

3433 McGehee Road                Building Lease      February, 2008      $6,667
Montgomery, AL  36111 (1)

Walzem Road                      Building Lease      February, 2006      $2,700
San Antonio, TX (2)

1453 Riverstone Parkway          Building Lease      February, 2018      $6,879
Suite 100
Canton, GA 30114

South Padre Island Drive         Building Lease      November, 1999      $5,000
Corpus Christi, TX

South Braeswood Road             Building Lease      January, 2004       $3,000
Houston, TX

11730 West Avenue                Building Lease      May, 2002           $4,500
San Antonio, TX

Tezel Road                       Owned               N/A                 N/A
San Antonio, TX (3)

------------------------------

     (1) We currently sublease this property for approximately the same amount per month as we owe on the lease. See " -- Certain Transactions."

     (2)  We currently sublease this property for $3,600 per month.

     (3) Under the terms of a Deed of Trust dated December 28, 1998 and filed in the County of Bexar in the State of Texas, this property secures two promissory notes, one in the amount of $150,000 and one in the amount of $50,000, issued to Mr. William Gallagher, a former director, as provided in his severance agreement.

Legal Proceedings

     We are a named party in the following legal proceedings:

     On June 1, 1998, Harvest was named as a defendant in a lawsuit filed in Texas in Nueces District Court by Lin Chin Liu Ho and Chi Pen Ho, in Case Number 98-2048-E. The plaintiffs are seeking damages of $150,000 for breach of a commercial lease. We have filed a motion for summary judgment. We are in the process of filing a motion to dismiss this action on the grounds that Harvest never entered into a lease agreement for the property.

     On August 12, 1998, Harvest was named as a defendant in a lawsuit filed in Texas by Green Tree Vendor Services Co. in Bexar County Court in Case No. 247317. The plaintiff is seeking to recover damages of $38,691 for Harvest's failure to make payments under two equipment leases. The plaintiff has filed a first amended motion for summary judgment, which has not yet been set for hearing. Settlement negotiations are ongoing.

     On August 20, 1998, Harvest was named as a defendant in a lawsuit filed in Texas by Toufic Khalifa in Bexar County District Court in Case No. 98-CI-12200. The plaintiff is seeking damages in the amount of at least $240,000 for breach of a commercial lease. The case is now in the discovery phase.

     Before the merger, Harvest settled a number of lawsuits and claims, and since the merger we have settled additional lawsuits and claims. Some of these settlements are documented by executed written settlement agreements and releases while others are not.

     We are also involved in other claims arising in the normal course of business. In our opinion, although the outcomes of any of these claims are uncertain, in the aggregate they are not likely to have a material adverse effect on us.

                                   MANAGEMENT

     Our officers and directors as of May 5, 1999 are listed below. Under the TRC merger agreement, all of Harvest's pre-merger officers and directors other than William Gallagher resigned, including Michael Hogan, Theodore Heesch and Joseph Fazzone. Mr. Gallagher resigned from his position as an officer at the time of the merger and resigned from his position as a director on April 28, 1999. When the merger became effective, certain officers and directors of TRC became our officers and directors, as described below. Consequently, our current management team consists of TRC's pre-merger management team.

     Each director listed below will hold office until our 1999 annual meeting of shareholders. Cumulative voting is not permitted in the election of directors.

     The following table provides information about our directors and executive officers.


            Name                Age                      Office
            ----                ---                      ------

     Clyde E. Culp, III         56         Chairman of the Board of Directors,
                                           President and Chief Executive Officer

     Richard E. Tanner          45         Director

     James R. Walker            49         Director

     Robert J. Hoffman          49         Senior Vice President of Operations

     Timothy R. Robinson        36         Vice President and Chief Financial
                                           Officer

Background of Our Directors and Executive Officers

     Clyde E. Culp III, formerly the chairman and chief executive officer of TRC, assumed the positions of our Chairman of the Board of Directors and Chief Executive Officer upon the merger. Mr. Culp has held numerous executive positions during his 28-year career in the hotel and restaurant industry. He served as a director and officer of TRC beginning in November 1996. From 1993 to 1996, Mr. Culp served as president and chief executive officer of the 1,500 unit Long John Silvers restaurant chain. From 1990 to 1993, he served as president and chief executive officer of Embassy Suites Hotels and also served as chief operating officer of Holiday Inns from 1987 to 1990. In 1975, Mr. Culp founded Davco Foods, which grew to 146 stores and was the largest Wendy's Hamburger franchisee in the world.

     Richard E. Tanner is the founder of the Rick Tanner's Original Grill concept and was TRC's president before the merger. Upon the merger Mr. Tanner became a director and consults with our management in all aspects of restaurant engineering, design, layout and menu modifications. He will continue to be our marketing spokesman.

     James R. Walker has been the owner and operator of Sim's Wholesale Co., Inc. in Lynchburg, Virginia, since 1986 and is also a Visiting Professor of Business Administration at the Darden Graduate School of Business at the University of Virginia, a position he has held since 1995. He has held marketing management positions at Smith Kline Beecham, Inc. and Eli Lilly and Co.

     Robert J. Hoffman, our Senior Vice President of Operations, served TRC in that role from 1996 until the merger. Mr. Hoffman has over 30 years' experience in restaurant operations. Before joining TRC, from 1994 to 1996, Mr. Hoffman served as a vice president for Miami Subs and was responsible for operations and training of 260 company-owned and franchised restaurants. From 1969 to 1993, he served in various management roles, most recently as senior vice president of operations, with Metromedia Steakhouse LP, which operated 836 Ponderosa Steakhouses.

     Timothy R. Robinson, our Vice President and Chief Financial Officer, served TRC in those roles from December 1996 until the merger. Before joining TRC, Mr. Robinson served as a senior manager with Coopers & Lybrand, LLP in Atlanta and has been engaged in public accounting since 1986. He was responsible for numerous audits of publicly held companies and has extensive financial reporting experience. Mr. Robinson is a certified public accountant and holds a B.B.A. degree in accounting from Georgia State University.

Executive Compensation

     The following table provides information concerning compensation for the past fiscal three years to William J. Gallagher, our former chief executive officer. No other executive officer received compensation in excess of $100,000 during the fiscal year ended December 27, 1998.


                                Summary Compensation Table


                                                                   Long-Term
                                                                  Compensation
                                                                     Awards
                                                                   ----------
                                         Annual Compensation       Securities
                                                    Other Annual   Underlying
                                    Salary  Bonus   Compensation    Options      All Other
Name and Principal Position  Year    ($)     ($)        ($)           (#)      Compensation
---------------------------  ----   ------  ------  ------------   ----------  ------------

William J. Gallagher         1998   90,000       0    13,691(2)    140,000(1)       0
         Chairman and Chief  1997   89,519  37,156    17,663             0          0
         Executive Officer   1996   79,209       0     3,640             0          0

------------------

     (1) On February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Harvest Stock Option Plan to $1.00, with no change in the vesting periods. Mr. Gallagher owns 140,000 options. This revised exercise price represented approximately 200% of the market price of the common stock on the date of the repricing.

                                       35

     (2) This amount consists of a car allowance of $5,157 and $8,534 that was used to pay off a loan.

     Mr. Gallagher resigned as an officer of Harvest and signed a severance agreement that requires us to pay him $200,000 during 1999. As of May 1, 1999 we have paid him $90,000, and we owe him the remaining $110,000 to be paid as described below. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

Option Grants

     The following table provides information concerning grants of stock options to Mr. Gallagher, the only named executive officer under applicable SEC rules, during the fiscal year ended December 27, 1998.


                           Option Grants in Last Fiscal Year


                                Individual Grants
                                -----------------

                                          Percent
                           Number of     Of Total
                           Securities    Options     Exercise
                           Underlying   Granted to    Price
                            Options    Employees in   ($ per   Expiration
                           Granted(#)   Fiscal Year   Share)      Date
                           ----------  ------------   ------      ----

William J. Gallagher....   140,000(1)     33.33%       1.00     September
                                                                  2001
------------------

     (1) On February 5, 1998, the Board of Directors authorized a repricing of the option exercise price for all outstanding options granted under the Harvest Stock Option Plan to $1.00, with no change in the vesting periods. This revised exercise price represented approximately 200% of the market price of the common stock on the date of the repricing.

Compensation of Directors

     We pay our directors $250 per meeting.

Employment  Contracts  and  Termination  of  Employment  and   Change-in-Control
Arrangements

     When we completed the merger on January 14, 1999, Clyde E. Culp, III, the chairman and chief executive officer of TRC before the merger, became our Chairman and Chief Executive Officer. Under Mr. Culp's five-year employment agreement with us, we are obligated to pay him an annual salary of $200,000, and he is entitled to earn a bonus if he meets the criteria to be established by him and the board of directors.

     As part of the merger, William J. Gallagher, our chief executive officer before the merger, executed a severance agreement with us under which he resigned from all positions that he held with us, other than as one of our directors, in exchange for our agreement to pay him a total of $200,000. He resigned as a director on April 28, 1999. We paid Mr. Gallagher $10,000 in January 1999 and $10,000 in February 1999. As amended, the severance agreement calls for us to pay Mr. Gallagher $5,000 per week beginning March 16, 1999 and continuing until the earlier to occur of: our receipt of the final $2,000,000 installment of funding from the outside investors; the sale of our property on Tezel Road in San Antonio, Texas; or June 30, 1999. In addition, if we settle an ongoing disagreement with another third party, we have agreed to forward Mr. Gallagher the net proceeds of this settlement. The amount we owe to Mr. Gallagher under his severance agreement is secured by a deed of trust on the Tezel Road property.

Director and Officer Liability and Indemnification

     The Texas Miscellaneous Corporation Act authorizes a Texas corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Article 1302-7.06 of the Texas Act does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Article 3 of our Articles of Incorporation limits the personal liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our shareholders to the fullest extent permitted by the Texas Act. Specifically, a director will not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

     (a)  any  breach  of  the   director's   duty  of  loyalty  to  us  or  our
          shareholders,
     (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (c) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and
     (d) any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders. However, the inclusion of this provision together with a provision that requires us to indemnify our officers and directors against certain liabilities, is intended to enable us to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The SEC has taken the position that this provision will have no effect on claims arising under the federal securities laws.

     In addition, our articles state that if the Texas Act or other applicable provision of Texas law is ever amended to allow for greater exculpation of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by Texas law, as so amended. No further action by the board of directors or our shareholders is required, unless Texas law provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided by it with respect to any alleged act occurring before the effective date of the modification or repeal.

     Our Articles of Incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Texas Business Corporation Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Articles of Incorporation permit us to indemnify our directors and officers to the fullest extent permitted by Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

     Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

     -    Conducted himself or herself in good faith;

     - Reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     - In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Any such person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and must not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the Securities and Exchange Commission has advised us that in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

     Prior to the consummation of this offering, we plan to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.

                              CERTAIN TRANSACTIONS

     Several of our current officers and directors, as well as holders of 5% or more of our outstanding common stock, received our securities in the January 1999 merger. Clyde E. Culp, III, our Chairman and Chief Executive Officer, received 1,178,063 shares of common stock in exchange for his shares of TRC common stock and received options to acquire an additional 78,538 shares of common stock in exchange for his options to acquire shares of TRC. Also as part of the merger, Mr. Culp executed an employment agreement to become our Chairman and Chief Executive Officer. James R. Walker, one of our directors, is also an equity owner of SECA VII, LLC, which received 765,741 shares of common stock, 183,150 shares of Series E preferred stock, and options to acquire 54,976 shares in the merger, also in exchange for TRC securities that it held. Timothy R. Robinson, our Chief Financial Officer, received options to acquire 254,462 shares of common stock, and Robert J. Hoffman, our Chief Operating Officer, received options to acquire 243,466 shares of common stock, in each case in exchange for their options to acquire shares of common stock of TRC. John D. Feltman, a significant shareholder and the chairman of Brookhaven Capital Corporation, received options to acquire 394,986 shares of common stock in exchange for his options to acquire shares of TRC common stock. Moreover, Brookhaven received 382,870 shares of common stock in exchange for its shares of TRC common stock.

     Also in the merger with TRC, Richard Tanner, one of our directors, received approximately 469,775 shares of Series E preferred stock in exchange for his agreement to cancel a promissory note from TRC to him, his agreement to terminate his employment agreement with TRC, and his conversion of shares of Class A preferred stock of TRC. Mr. Tanner also received 1,413,675 shares of common stock in exchange for his outstanding TRC shares and options to acquire 353,419 shares of common stock in exchange for his options to acquire shares of TRC. Also, we sublease a restaurant facility in Montgomery, Alabama to Tanner's Montgomery, Inc., which Mr. Tanner owns. Tanner's Montgomery pays us rent of $6,667 per month under a lease that expires in February 2008. This restaurant was closed in February 1999.

     Mr. Culp has also personally guaranteed two loans on our behalf. As of May 5, 1999, the aggregate outstanding principal amount of these two loans was approximately $385,000.

     We currently owe an aggregate of approximately $650,000 to two lenders, one of which is SECA VII, LLC. One of our directors, James R. Walker, is an equity owner of SECA. One of these two unsecured loans matures on our receipt of the final $2,000,000 of the financing commitment and the SECA loan matures on the earlier of that date or July 31, 1999. FINOVA, our senior secured lender, has advised us that any payment of the principal amount of these two loans will be a default under the $2,000,000 FINOVA loan unless we repay the FINOVA loan in full at the same time. The net proceeds of the $2,000,000 to be invested on the date of this prospectus will be insufficient to repay both the FINOVA loan and the short-term loans. We are working to resolve this situation. If we default under any of these loan agreements, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have a material adverse effect on us.

     Mr. Gallagher is an officer of Santa Cruz Squeeze, Inc., which advanced money to Harvest in 1998 secured by a real estate lien note in the approximate amount of $150,000. Harvest paid this note in full before the merger.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table provides information as of May 1, 1999 concerning ownership of the capital stock by each director and officer, all directors and officers as a group, and all beneficial owners of 5% or more of the outstanding shares of common stock.

     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of capital stock shown as owned by them, subject to community property laws, where applicable. Each shareholder's address is in care of us at 5500 Oakbrook Parkway, Suite 260, Norcross, Georgia 30093. The Right to Acquire column in the table also reflects all shares of common stock that each individual has the right to acquire within 60 days from the above date upon exercise of stock options or common stock purchase warrants.


                                                                    Percent of
                                           Number of                Outstanding
                              Class of      Shares      Right        Shares of
Name                            Stock       Owned     to Acquire       Class
----                            -----       -----     ----------       -----

Clyde E. Culp, III             Common     1,178,063      78,538         15.1%
Richard Tanner                 Common     1,413,675     353,419         20.6
                              Series E(4)   469,775           0         63.0
James R. Walker(1)             Common       765,741      54,976          9.9
                              Series E(4)   183,150           0         24.6
SECA VII, LLC(1)               Common       765,741      54,976          9.9
                              Series E(4)   183,150           0         24.6
Robert J. Hoffman              Common           -       243,466          2.9
Timothy R. Robinson            Common           -       254,462          3.0
John Feltman                   Common       382,870(2)  353,419          8.6
FINOVA Mezzanine
  Capital Inc.                 Common           -       643,509          7.2
All officers and
directors as a group (6
persons)(3)                    Common     3,357,479     984,681         46.6
                              Series E(4)   652,925           0         87.7%
--------------------

     (1) Mr. Walker, a director, is an equity owner of SECA VII, LLC, which directly owns 765,741 shares of common stock and 183,150 shares of Series E preferred stock and has the right to acquire 54,976 shares of common stock.
     (2) Represents 382,870 shares held by Brookhaven Capital Corporation, of which Mr. Feltman is the chairman.
     (3)  Messrs. Culp, Tanner, Walker, Hoffman and Robinson.
     (4) Each share of Series E preferred stock is convertible into four shares of common stock beginning on July 14, 1999.

Selling Shareholders

     Each of the selling shareholders named in the following table has advised us that he or it may, from time to time, offer all of the shares shown next to his or its name at the then current prices in the over-the-counter market or in isolated transactions, at negotiated prices, with institutional or other investors. See "Plan of Distribution." Each selling shareholder who is a natural person has advised us that he will have sole voting and investment power with respect to his shares of the common stock after he converts his shares of the Series D or Series E preferred stock or exercises a warrant. No selling shareholder has any voting power with respect to the shares of the common stock issuable on the exercise of a warrant before executing it. In addition, the selling shareholder may not sell the underlying shares of the common stock until after conversion or exercise, as applicable. See "Description of Securities." No selling shareholder who is a natural person, and no natural person affiliated with any entity which is a selling shareholder is, or has ever been, an executive officer or director of the Company.

     The selling shareholders are offering, by this prospectus, an aggregate of 51,815,261 shares of common stock based on the assumptions explained below. The total amount of these common shares will not be outstanding until (a) all 9,198 shares of the Series D preferred stock are converted into approximately 49,989,130 shares of the common stock (assuming that the market price of the common stock is $.23 per share), and (b) all 1,826,131 shares are issued upon
exercise  of  the   outstanding   warrants  and  options  held  by  the  selling
shareholders.

     The following table gives the names of, and the number and percentage of shares of common stock beneficially owned by, each selling shareholder as of May 5, 1999 and when they complete the offering. These figures assume that each selling shareholder converts all of his or its shares of Series D preferred stock into common stock and exercises all of his or its warrants and options to purchase shares of common stock, and then sells all of his or its shares of common stock under this prospectus. The selling shareholders named below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock or Series D preferred stock since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

     The selling shareholders other than FINOVA and Sterling Capital agreed with us that notwithstanding the number of shares he or it could otherwise acquire by converting his or its shares of Series D preferred stock, he or it could not own more than 4.99% of our outstanding common shares at any time. For that reason the number of shares listed for some of those shareholders in the Number of Shares Owned Before Offering is capped at 4.99% of the 60,149,750 shares estimated to be outstanding after this offering (assuming that none of our outstanding convertible securities are converted into, and that none of our outstanding options and warrants are exercised for, shares of common stock) even though the holder can acquire and then sell, over time, more shares than the number listed in that column.

     The Number of Shares Offered for Holder's Account lists all the shares the holder can potentially acquire and sell over time. As described elsewhere in this prospectus, the Series D preferred stock is convertible at a ratio equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the OTC Bulletin Board. This table assumes that the five-day average closing bid price is $.23 per share. Accordingly, if the trading price of common stock increases, the number of shares the holder can acquire will decrease. Conversely, if the trading price of the common stock declines, the number of shares the holder can acquire will increase. For that reason, the numbers of shares and percentages given in the table for the selling shareholders other than FINOVA and Sterling Capital are necessarily estimates only.

     The shares of common stock offered by this prospectus may be offered from time to time by the selling shareholders named below and other selling shareholders named in supplements to this prospectus:


                                            Number of       Number of   Percentage of  Percentage of
                           Number of      Shares Offered  Shares Owned   Shares Owned      Shares
                         Shares Owned      for Holder's     After the     Before the    Owned After
           Name         Before Offering      Account        Offering       Offering     the Offering
           ----         ---------------      -------        --------       --------     ------------
Sovereign Partners,        3,001,473       22,985,952         0             4.99%           0%
L.P.
Atlantis Capital Fund      3,001,473        6,472,236         0             4.99%           0%
Limited
Dominion Capital           3,001,473       11,488,133         0             4.99%           0%
Fund Limited
G.P.S. America Fund        2,988,783        2,988,783         0             4.99%           0%
Ltd.
Atlas Capital Fund         2,988,783        2,988,783         0             4.99%           0%
Ltd.
Oscar Brito                1,992,522        1,992,522         0             4.99%           0%
Sandro Grimaldi            1,992,522        1,992,522         0             4.99%           0%
FINOVA Mezzanine             756,331          756,331         0             8.32%                0%
  Capital Inc.
Sterling Capital, LLC        150,000          150,000         0             1.76%           0%


     FINOVA currently owns warrants to purchase 643,509 shares of common stock. On October 22, 1999, the number of shares of common stock issuable under the warrant will increase to 756,331 unless we repay FINOVA's $2 million loan before then.

                            DESCRIPTION OF SECURITIES

     Our articles of incorporation authorize the board of directors to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series or classes, and to determine the rights, powers, preferences, limitations and restrictions of each series or class. As described below, the board of directors has designated 3,754,200 shares of preferred stock into three classes.

Common Stock

     Holders of common stock are entitled to receive the dividends as the board of directors may legally declare from time to time. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Shareholders have no right to cumulate votes in the election of directors. Holders of common stock have no preemptive or redemption rights and have no right to convert their common stock into any other securities. On our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in our net assets available for distribution to common shareholders. The rights of the holders of the common stock are subordinate to the rights of holders of preferred stock. Accordingly, the rights conferred on holders of any additional shares of preferred stock that are issued in the future under the articles of incorporation may adversely affect the rights of holders of the common stock. All of the outstanding shares of common stock are fully paid and non-assessable. At May 5, 1999, 8,334,489 shares of common stock were outstanding.

Preferred Stock

     The board of directors may from time to time authorize us to issue preferred stock without action by the shareholders. The preferred stock may be in one or more series for such consideration, and with such relative rights, privileges, and preferences, as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences, and conversion rights for any series of preferred stock issued in the future.

     Series A Redeemable Convertible Preferred Stock. On June 23, 1997, the board of directors approved the issuance of 3,000,000 shares of Series A Redeemable convertible preferred stock of the Company. The original issue price of the Series A preferred stock is $10.00 per share. Holders of Series A preferred stock are entitled to receive dividends at the annual rate of 12% of the original issue price per share, or $1.20 per share, payable quarterly in cash or in the common stock in our sole discretion. Dividends are cumulative from the date of issue. We may not declare or pay cash dividends on any other series of preferred stock that is junior to or on parity with the Series A preferred stock, or on the common stock, nor may we redeem, purchase or otherwise acquire any of that stock, unless full cumulative dividends have been or are contemporaneously paid on the Series A preferred stock. Under the terms of our secured loan from FINOVA, we may pay cash dividends on the Series A preferred stock only if (a) we make an equal prepayment on the FINOVA note; and
(b) the payments do not cause us to breach a specified financial covenant.

     If we are liquidated or dissolved, the holders of shares of Series A preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series A preferred stock, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series A preferred stock is redeemable at our option at any time, in whole or in part, for cash or in common stock, on at least 30 days' notice. The price payable upon redemption is 110% of the average bid price per share of the Series A preferred stock as quoted on the Nasdaq SmallCap Market, or other national securities exchange, for the 20 trading days before the redemption date, plus all accrued and unpaid dividends. If the Series A preferred stock is not quoted by Nasdaq or listed on a securities exchange, its market value will be the fair value as determined by a member of a national securities exchange selected by us or by the board of directors.

     The Series A preferred stock automatically converts into common stock if the closing price for the Series A preferred stock equals or exceeds $20.00 per share for a period of ten consecutive trading days. The holders of Series A preferred stock have the right, at their option, to convert any or all their shares of Series A preferred stock into common stock. The number of shares of common stock issuable on conversion of a share of Series A preferred stock is equal to $10.00 divided by $3.70, subject to adjustment. Holders of Series A preferred stock may also convert their shares, if we call them for redemption, at any time up to and including the close on business on the fifth full business day before the date fixed for redemption.

     The holders of the Series A preferred stock have no voting rights except as otherwise required by the Texas Business Corporation Act and applicable law. The holders of shares of Series A preferred stock have no preemptive or other rights to subscribe for any other shares or securities. The Series A preferred stock ranks ahead of the common stock as to dividends and on our liquidation.

     As of May 5, 1999, 461,454 shares of Series A preferred stock were issued and outstanding.

     Series B Convertible Preferred Stock. On January 14, 1999, all 133.2 of the outstanding shares of Series B convertible preferred stock were exchanged for 1,998 shares of Series D convertible preferred stock. No other shares of Series B preferred stock are outstanding, and the board of directors does not intend to issue any more shares of Series B preferred stock.

     Series C Convertible Preferred Stock. On January 14, 1999, all 200 of the outstanding shares of Series C convertible preferred stock were exchanged for 2,600 shares of Series D preferred stock. No other shares of Series C preferred stock are outstanding, and the board of directors does not intend to issue any more shares of Series C preferred stock.

     Series D Convertible Preferred Stock. The original issue price of the Series D preferred stock is $1,000 per share. Dividends on the Series D preferred stock accrue at an annual rate of 7% of the original issue price, or $70 per share, and are payable in cash or common stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D preferred stock, we may not declare or pay cash dividends on the common stock, nor may we redeem, purchase or otherwise acquire common stock, nor may we make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series D preferred stock. Under the terms of our secured loan from FINOVA, we may pay cash dividends on the Series D preferred stock so long as (a) we make an equal prepayment on the FINOVA note; and (b) we are not in default under the loan documents governing the loan and no default is created by such payments.

     If we are liquidated or dissolved, the holders of shares of Series D preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series D preferred stock, liquidating distributions in the amount of $1,000 per share, plus accrued and unpaid dividends.

     The Series D preferred stock is convertible at the option of the holder into shares of common stock for up to three years after initial issuance. After three years, the Series D preferred stock will convert automatically into shares of common stock. The conversion rate per share is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the Nasdaq Stock Market, the OTC Bulletin Board, or on any other national securities exchange on which the common stock is listed at the time of conversion. We are not required, however, to convert any shares if the conversion would result in the issuance of 20% or more of the issued and outstanding common stock to the holders of the Series D preferred stock, as provided by Nasdaq Marketplace Rule 4320(e)(21)(H), unless we obtain shareholder approval of that conversion. If a conversion is requested and we do not convert the Series D preferred stock because of the Nasdaq rule, we will pay the holder of the Series D preferred stock 125% of the principal amount of the issued and outstanding Series D preferred stock plus accrued interest.

     Holders of Series D preferred stock are allowed to convert the aggregate amount of their Series D preferred stock into common stock beginning the date after the registration statement containing this prospectus is declared effective by the SEC, but no sooner than July 10, 1999, the date that is 120 days after our shareholders approved an amendment to our articles of incorporation increasing the number of authorized shares of common stock to notless than 100,000,000. If a registration statement has not been declared effective as of that date, holders of Series D preferred stock may not convert their shares of Series D preferred stock until the registration statement is declared effective. In addition, a holder of Series D preferred stock may not convert those shares into shares of common stock if and to the extent that upon conversion that holder would own more than 4.99% of the outstanding common stock.

     The Series D preferred stock is non-voting, and it is ranked junior to the Company's Series A preferred stock. The holders of the Series D preferred stock have no preemptive rights or other rights to subscribe for any of our other shares or securities.

     On January 14, 1999, as noted above, 133.2 shares of Series B preferred stock and 200 shares of Series C preferred stock were exchanged for 4,598 shares of Series D preferred stock. We issued 1,300 shares of Series D preferred stock for $1,000,000 in January 1999, and we issued another 1,300 shares of Series D preferred stock for $1,000,000 in February 1999. We will issue 2,000 shares of Series D preferred stock when we receive $2,000,000 on the effectiveness of the registration statement containing this prospectus. The outside investors who purchased or will purchase Series D preferred stock for cash or by exchanging Series B or Series C preferred stock were or will be issued common stock purchase warrants, as described below.

     As of May 5, 1999, 7,198 shares of Series D preferred stock were issued and outstanding.

     Series E Convertible Preferred Stock. In the merger, we issued a total of 744,500 shares of Series E preferred stock. The original issue price of the Series E preferred stock is $10.00 per share. Dividends on the Series E preferred stock accrue at an annual rate of 8% of the original issue price, or $0.80 per share, and are payable in cash or common stock, as we determine, only at the time of conversion of the shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series E preferred stock, we may not declare or pay cash dividends on the common stock, nor may we redeem, purchase or otherwise acquire common stock, nor may we make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series E preferred stock. Under the terms of our secured loan with FINOVA, we may not pay cash dividends on the Series E preferred stock.

     If we are liquidated or dissolved, the holders of shares of Series E preferred stock are entitled to receive out of our assets available for distribution to shareholders, before any distributions are made to holders of common stock or of any other shares of our capital stock ranking junior to the Series E preferred stock, liquidating distributions in the amount of $10.00 per share, plus accrued and unpaid dividends.

     The Series E preferred stock is redeemable at our option at any time after six months from the date of issuance, in whole or in part, for $0.01 per share, if the average closing bid price of our common stock, as quoted on any national securities exchange, Nasdaq, or the OTC Bulletin Board, exceeds $3.50 per share for five (5) consecutive trading days.

     Each share of Series E preferred stock is convertible at the option of the holder into four shares of common stock at any time after six months from the date of issuance, subject to adjustment. The Series E preferred stock is non-voting, and it is ranked junior to our Series A preferred stock and Series D preferred stock. The holders of the Series E preferred stock have no preemptive rights or other rights to subscribe for any of our other shares or securities.


Redeemable Preferred Stock Purchase Warrants

     At May 5, 1999 1,723,400 Redeemable Preferred Stock Purchase Warrants were outstanding, plus an additional 200,000 warrants issued to the underwriters of the offering of these warrants. Each warrant represents the right to purchase one share of Series A preferred stock at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. These warrants may be redeemed, in whole or in part, at our option, upon 30 days' notice, at a redemption price equal to $0.01 per warrant at any time if the closing price of the Series A preferred stock on the Nasdaq SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if we redeem the Series A preferred stock.


Common Stock Purchase Warrants

     At May 5, 1999 there were 2,300,000 Common Stock Purchase Warrants outstanding, which we refer to as the IPO Warrants, plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO Warrants. Each IPO Warrant entitles the holder to purchase one share of common stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at our option, upon 30 days notice, at a redemption price equal to $0.01 per IPO Warrant at any time, if the closing price of the common stock on the Nasdaq SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days. The other warrants are exercisable at prices ranging from $2.00 per share to $6.60 per share.

     We have also issued warrants to purchase 150,000 shares of common stock at an exercise price of 110% of the price of the common stock at the time of exercise to Sterling Capital, LLC, and have issued warrants to purchase 643,509 shares of common stock (increasing to 756,331 shares on October 22, 1999) at an exercise price of $.01 to FINOVA, our senior secured lender. Warrants to purchase 300,000 shares at an exercise price of $2.50 per share are also outstanding.

     As noted above, the outside investors who purchased or will purchase Series D preferred stock for cash or by exchanging Series B or Series C preferred stock were or will be issued common stock purchase warrants to purchase, for each $1,000,000 of Series D preferred stock issued, 100,000 shares of common stock at a price of $2.00 per share. These warrants are exercisable for five years after issuance, and we are required to register the shares underlying the warrants in the registration statement containing this prospectus.

Certain Provisions of Our Bylaws and Texas Law

     Number, Term and Removal of Directors. Our bylaws provide that the number of directors must not be less than one and not be more than five. We currently have three directors. Upon a vacancy created in the board of directors, a successor or new director may be appointed by the affirmative vote of a majority of the directors then in office.

     Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders may be called at any time by a majority of the board of directors, the chairman of the board or our president, and that special meetings of shareholders must be called when the holders of shares representing at least 10% of the votes entitled to be cast on each issue presented at the meeting request a meeting in writing.

     Texas Anti-Takeover Statutes. Some provisions of the Texas Business Corporation Act may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

Registration Rights

     We have filed the registration statement of which this prospectus is a part under:

     (1) the Registration Rights Agreements, dated January 13, 1999, relating to the Series D preferred stock,
     (2) the Stock Purchase Warrant, dated October 22, 1996, by and among TRC Acquisition Corporation and FINOVA, as successor to Sirrom Capital Corporation, as amended by that certain Amended and Restated Stock Purchase Warrant, dated January 14, 1999, and
     (3) the Registration Rights Agreement, dated December 23, 1997, by and among Harvest Restaurant Group, Inc. and Sterling Capital, LLC.

     Under each of these agreements, we have agreed to pay all of the expenses of effecting the registration of the shares of common stock covered by the agreements, other than underwriting discounts and commissions and transfer taxes, if any. We have no obligation under any of these agreements to retain any underwriter to effect the sale of shares covered by the agreements.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock, the common stock purchase warrants, the Series A preferred stock, and the Series A preferred stock purchase warrants is Corporate Stock Transfer, Republic Plaza, 370 17th Street, Suite 2350, Denver, Colorado 80202. We have acted as our own transfer agent and registrar for the Series D and Series E preferred stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Of the 8,334,489 shares of common stock outstanding as of May 5, 1999, we have previously registered all but 4,123,219 of those shares. A holder of registered shares of common stock, as of that date, could sell those shares without any requirement that the holder deliver to his, her or its purchaser a prospectus naming the holder as a selling shareholder, unless the holder was our affiliate as defined in Rule 144(a)(1) under the Securities Act. Even a holder who is an affiliate can sell the holder's shares as permitted by Rule 144 without delivering a prospectus of that type.

     As of May 5, 1999, the other 4,123,219 shares of common stock were restricted securities as defined in Rule 144. These shares were issued on January 14, 1999 as part of the merger of TRC into one of our wholly-owned subsidiaries and cannot be sold by the holders under Rule 144 until January 14, 2000, at which point only certain of the shares may be sold under Rule 144.

     As of May 5, 1999, we had granted options to purchase 2,216,265 shares of common stock, some of which were granted under our employee stock option plans. The shares of common stock issuable upon exercise of these options have not been registered under the Securities Act, although we intend to file a registration statement registering the shares issuable under our stock option plans on Form S-8 within the next 120 days.

     As of May 5, 1999, 4,726,131 shares of common stock were issuable on the exercise of outstanding common stock purchase warrants and 1,923,400 shares of Series A preferred stock were issuable upon exercise of outstanding Series A purchase warrants.

     The following table lists the number of shares of common stock outstanding, together with the number of other securities, including convertible preferred stock, options and warrants, outstanding. The number of shares of common stock into which these securities are convertible, or for which they are exercisable, is given in the right-hand column.


                                            Number            Common Stock
             Security                     Outstanding          Equivalents
             --------                     -----------          -----------

Common stock..........................     8,334,489            8,334,489
Series A preferred stock..............       461,454            1,245,926(1)
Series D preferred stock..............         9,198           49,989,130 (2)
Series E preferred stock..............       744,500            2,978,000
Common stock purchase warrants........     4,726,131 (3)        4,726,131
Series A preferred stock
  purchase warrants...................     1,923,400 (4)        5,193,180
Options...............................     2,216,265            2,216,265
                                           ---------            ---------
      Total...........................                         74,683,121

----------

     (1) Each share of Series A preferred stock is convertible into 2.7 shares of common stock.

     (2)  Assumes a common stock market price of $.23 per share.

     (3) Includes 2,300,000 publicly-traded common stock purchase warrants exercisable at an exercise price of $4.00 per share, warrants to purchase 300,000 shares of common stock that were granted to the underwriter of our 1996 initial public offering at exercise prices of $4.00 and $6.60 per share, warrants to purchase 150,000 shares of common stock at an exercise price equal to 110% of the market price of the common stock on the date of exercise that were issued to Sterling Capital, LLC, in connection with our sale of Series B preferred stock and warrants to purchase 300,000 shares at an exercise price of $2.50 per share that will be issued to J. P. Carey Securities, Inc., upon receipt of the final $2,000,000 of the financing commitment. Also includes the warrants to purchase 643,509 shares (increasing to 756,331 shares on October 22, 1999) at an exercise price of $.01 per share that have been issued to FINOVA and warrants to purchase 919,800 shares of common stock at an exercise price of $2.00 per share that have been or will be issued to the holders of Series D preferred stock.

     (4) Includes 1,723,400 publicly-traded warrants to purchase shares of Series A preferred stock at an exercise price of $10.50 per share and warrants to acquire 200,000 shares of common stock, with exercise prices of $16.00 and $10.63 per share that were granted to the underwriters of our 1997 public offering of Series A preferred stock.

     (5) Includes shares issuable upon exercise of options granted under the TRC 1996 Employee Stock Option Plan.

     We are unable to predict the effect that sales of shares of common stock made under Rule 144 and the delayed sales of shares or exercise of the options and warrants may have on the then prevailing market price of the shares of common stock. It is likely that market sales of large amounts of these shares of common stock and/or the 51,815,261 shares offered by this prospectus, or the potential for those sales even if they do not actually occur, will have the effect of depressing the market price of the common stock.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. As used in this section, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. Each of the selling shareholders has advised us that, when and if he converts his shares of preferred stock into common stock or exercises his warrants to purchase shares of common stock, he may, from time to time, offer the underlying shares of common stock for sale under this prospectus at the prices then prevailing on the OTC Bulletin Board or otherwise in the over-the-counter market. Each selling shareholder has also indicated that he may sell the shares of common stock in isolated transactions, at negotiated prices, with institutional or other investors. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters regarding the sale of their securities, nor is there an underwriter acting in connection with the proposed sale of shares by the selling shareholders. However, each selling shareholder has indicated that sales may be effected for each selling shareholder through his personal broker. If all shares of Series D preferred stock are converted and all warrants are exercised, 51,815,261 shares of common stock will be so offered by this prospectus.

     We will bear all costs, expenses and fees of the registration of the shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     The shares of the common stock offered by the selling shareholders may be sold under this prospectus by one or more of the following methods, without limitation:

     (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction,
     (b) purchases by the broker-dealer as principal and resale by that broker-dealer for its account under this prospectus,
     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or
     (d) face-to-face transactions between the selling shareholder and purchasers without a broker-dealer.

     These transaction may be effected at market prices prevailing at the time of sale or at negotiated prices. In effecting sales, a broker-dealer engaged by the selling shareholder may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately before sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to the prospectus, if required, under Rule 424(c) under the Securities Act, disclosing:

     (a)  the name of each broker-dealer,
     (b)  the number of shares involved,
     (c)  the price at which such shares were sold,
     (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
     (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and
     (f)  other facts material to the transaction.

     Some of the shares of the common stock being offered by this prospectus may be sold under Rule 144 under the Securities Act. Each of the selling shareholders has advised us that, as his shares become eligible for sale under Rule 144, he may, as an alternative to use of this prospectus, sell his shares under Rule 144.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, we will advise them of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this prospectus for any sale by the selling shareholder of shares of the common stock covered by this prospectus. We will also undertake, if, in our future opinion, this prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the selling shareholders of this opinion, to request that the selling shareholders stop using this prospectus, and to confirm our then intention to amend the registration statement containing this prospectus to effect that compliance. We will also advise each of the selling shareholders that, if it is determined that he is an "underwriter," the selling shareholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the registration statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule 10b-5 for such material misstatements or omissions, if any.

     We and our officers and directors, and the selling shareholders are obligated to take all steps as may be necessary to ensure that the offer and sale by the selling shareholders of the common stock offered by this prospectus shall comply with the requirements of the federal securities laws, including Regulation M. In general, Rule 102 under Regulation M prohibits any selling shareholder or a broker-dealer acting for such selling shareholder from, directly or indirectly, bidding for or purchasing any shares of the common stock or attempting to induce any person to bid for or to purchase shares of the common stock during a restricted period (as defined in Rule 100) which ends when he has completed his participation in the offering made under this prospectus. Rule 102 provides certain exceptions for the selling shareholder, including exercising a common stock purchase warrant.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective July 17, 1998, Akin, Doherty, Klein & Feuge, P.C. resigned as the certifying accountant for Harvest Restaurant Group, Inc. Please see our Current Report on Form 8-K, dated July 9, 1998, for additional information regarding this resignation. As a result of our merger with TRC on January 14, 1999, Porter Keadle Moore, LLP, the independent accountants for TRC before the merger, became our independent accountants on the date of the merger. Neither we nor anyone on our behalf consulted Porter Keadle Moore, LLP regarding any matter described in
Item 304(a)(2)(i) or (ii) of Regulation S-B.

                                  LEGAL MATTERS

     Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, will pass on the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

     The audited consolidated financial statements as of December 27, 1998 and for the years ended December 27, 1998 and December 28, 1997 have been included in reliance on the report of Porter Keadle Moore, LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We must comply with the information requirements of the Exchange Act, and we file reports, proxy and information statements and other information with the SEC. Those reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of that material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 on payment of the prescribed fees. In addition, the SEC maintains a website (http:\\www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, or EDGAR.

     This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement, certain parts of which we have omitted in accordance with SEC rules. For further information about us and the shares covered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each of those statements is qualified by reference to the copy of that document filed with the SEC.

Report of Independent Certified Public Accountants



The Board of Directors
Tanner's Restaurant Group, Inc.

We have audited the accompanying consolidated balance sheets of Tanner's Restaurant Group, Inc. (formerly Harvest Restaurant Group, Inc.) and subsidiaries as of December 27, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 27, 1998 and December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tanner's Restaurant Group, Inc and subsidiaries as of December 27, 1998 and the results of their operations and their cash flows for the years ended December 27, 1998 and December 28, 1997.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15, the Company has experienced significant net losses since October 15, 1996, has been unable to generate positive cumulative cash flows from operations since that date, and, at December 27, 1998, the Company has a significant working capital deficiency. These facts raise substantial doubt about the Company's ability to continue as a going concern. Note 15 also describes management plans to alleviate these financial concerns. The consolidated financial statements do not include any adjustments that might result from this uncertainty.


                                            /s/  PORTER KEADLE MOORE, LLP


Atlanta, Georgia
March 5, 1999, except for Note 16,
 as to which the date is March 12, 1999.

Tanner's Restaurant Group, Inc.
Consolidated Balance Sheet

                                                                    December 27,
                                                                        1998
                                                                    ------------
                                     ASSETS
Current assets:
    Cash                                                            $   222,163
    Accounts receivable                                                 130,086
    Inventory                                                           113,734
    Prepaid expenses                                                     21,989
                                                                    -----------

               Total current assets                                     487,972


Property and equipment, net                                           2,092,698
Intangible assets, net                                                3,119,870
Goodwill, net                                                         1,002,303
Other assets                                                            161,252
                                                                    -----------

               Total assets                                         $ 6,864,095
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable                                                $ 1,390,697
    Accrued expenses                                                  2,254,666
    Current portion of long-term debt                                   882,801
                                                                    -----------

               Total current liabilities                              4,528,164


Long-term debt                                                        2,306,884
                                                                    -----------

               Total liabilities                                      6,835,048
                                                                    -----------


Commitments and contingencies
Stockholders' equity:

    Preferred stock (see Note 7)                                      1,253,822
    Common stock: $.01 par value; authorized 20,000,000 shares;
        issued and outstanding 8,230,080  shares                         82,301
    Additional paid-in capital                                        9,082,929
    Stock subscription receivable                                    (4,000,000)
    Accumulated deficit                                              (6,390,005)
                                                                    -----------

               Total stockholders' equity                                29,047
                                                                    -----------

               Total liabilities and stockholders' equity           $ 6,864,095
                                                                    ===========



The accompanying notes are an integral part of these consolidated financial statements.



Tanner's Restaurant Group, Inc.
Consolidated Statements of Operations

                                                                       For the Years Ended
                                                                   ----------------------------
                                                                   December 27,    December 28,
                                                                       1998            1997
                                                                   ------------    ------------
Revenue
     Restaurant sales revenue                                      $ 10,830,898       8,041,660
     Catering revenue                                                   800,305         924,891
     Franchise and royalty revenue                                       63,341
                                                                   ------------    ------------

                Total revenue                                        11,694,544       8,966,551
                                                                   ------------    ------------


Costs and expenses
Restaurant and catering operating expenses:
     Food, beverage and paper                                         4,114,903       3,086,448
     Payroll and benefits                                             4,151,723       3,184,827
     Depreciation and amortization                                      705,658         590,807
     Other operating expenses                                         2,746,175       2,449,783
                                                                   ------------    ------------

                Total restaurant and catering operating expenses     11,718,459       9,311,865
                                                                   ------------    ------------

                Loss from restaurant and catering operations            (23,915)       (345,314)

General and administrative expenses                                   1,651,474       1,278,581
Write down of intangible asset                                          547,000
                                                                   ------------    ------------

                Operating loss                                       (2,222,389)     (1,623,895)

Other income (expense):
     Other income                                                        25,081          27,038
     Interest expense                                                  (700,451)       (546,552)
                                                                   ------------    ------------

                Net loss                                           $ (2,897,759)   $ (2,143,409)
                                                                   ============    ============

Basic and diluted loss per share                                   $      (0.81)   $      (0.63)



The accompanying notes are an integral part of these consolidated financial statements.


                                       F-3



Tanner's Restaurant Group, Inc.
Consolidated Statements of Stockholders' Equity (Deficit)


                                                 Common Stock                  Preferred Stock
                                            Shares         Amount           Shares        Amount
                                            ------         ------           ------        ------
TRC:
     Balance, December 29, 1996            2,625,000    $    26,250           --            --

     Net loss                                   --             --             --            --
     Dividends accrued on
       redeemable preferred stock               --             --             --            --
     Accretion on redeemable
       preferred stock                          --             --             --            --
                                         -----------    -----------    -----------   -----------

     Balance, December 28, 1997            2,625,000         26,250           --            --

     Net loss                                   --             --             --            --
     Repricing of stock options                 --             --             --            --
     Dividends accrued on
       redeemable preferred stock               --             --             --            --
     Accretion on redeemable
       preferred stock                          --             --             --            --
                                         -----------    -----------    -----------   -----------

     Balance, December 27, 1998            2,625,000         26,250           --            --


Company:
     Assumed cancellation of TRC Oldco
       common shares in
       connection with Merger             (2,625,000)       (26,250)          --            --
     Assumed issuance of Company
       common stock in
       connection with Merger              8,230,080         82,301           --            --
     Assumed issuance of series A
       preferred stock in
       connection with Merger                   --             --          500,124   $   500,124
     Assumed issuance of series D
       preferred stock in connection
       connection with Merger                   --             --            9,198         9,198
     Assumed issuance of series E
       preferred stock in connection
       connection with Merger                   --             --          744,500       744,500
                                         -----------    -----------    -----------   -----------

     Balance, December 27, 1998,
       giving effect to Merger             8,230,080    $    82,301      1,253,822   $ 1,253,822
                                         ===========    ===========    ===========   ===========



                                      F-4

Tanner's Restaurant Group, Inc.
Consolidated Statements of Stockholders' Equity (Deficit)

(Continued)

                                            Additional       Stock                   Stockholders'
                                             Paid-In      Subscription  Accumulated     Equity
                                             Capital       Receivable     Deficit      (Deficit)
                                             -------       ----------     -------      ---------
TRC:
     Balance, December 29, 1996                 --             --      $  (454,651)   $  (428,401)

     Net loss                                   --             --       (2,143,409)    (2,143,409)
     Dividends accrued on
       redeemable preferred stock               --             --         (300,000)      (300,000)
     Accretion on redeemable
            preferred stock                     --             --         (141,823)      (141,823)
                                         -----------    -----------    -----------    -----------

     Balance, December 28, 1997                 --             --       (3,039,883)    (3,013,633)

     Net loss                                   --             --       (2,897,759)    (2,897,759)
     Repricing of stock options          $    58,903           --             --           58,903
     Dividends accrued on
       redeemable preferred stock               --             --         (300,000)      (300,000)
     Accretion on redeemable
       preferred stock                          --             --         (152,363)      (152,363)
                                         -----------    -----------    -----------    -----------

     Balance, December 27, 1998               58,903           --       (6,390,005)    (6,304,852)


Company:
     Assumed cancellation of TRC Oldco
       common shares in
       connection with Merger                   --             --             --          (26,250)
     Assumed issuance of Company
       common stock in
       connection with Merger                   --             --             --           82,301
     Assumed issuance of series A
       preferred stock in
       connection with Merger                   --             --             --          500,124
     Assumed issuance of series D
       preferred stock in connection
       connection with Merger              5,396,433    $(4,000,000)          --        1,405,631
     Assumed issuance of series E
       preferred stock in connection
       connection with Merger              3,627,593           --             --        4,372,093
                                         -----------    -----------    -----------    -----------
     Balance, December 27, 1998,
       giving effect to Merger           $ 9,082,929    $(4,000,000)   $(6,390,005)   $    29,047
                                         ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                                       F-5


Tanner's Restaurant Group, Inc.
Consolidated Statements of Cash Flows

                                                                                       For the Year Ended
                                                                                   --------------------------
                                                                                    Year ended     Year ended
                                                                                   December 27,   December 28,
                                                                                      1998            1997
                                                                                   -----------    -----------
Cash flows from operating activities:
    Net loss                                                                       $(2,897,759)    (2,143,409)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                                                 705,658        590,807
         Loss on sale of property and equipment                                         24,690
         Write down of intangible asset                                                547,000
         Compensation expense related to repricing of stock options                     58,903
         Changes in assets and liabilities, net of effects of Merger:
            Accounts receivable                                                        (28,536)      (108,347)
            Inventory                                                                      493        (57,715)
            Prepaid expenses                                                            31,041         24,183
            Other assets                                                               (16,867)        (6,995)
            Accounts payable                                                          (153,643)       823,924
            Accrued expenses and other liabilities                                   1,508,822        434,443
                                                                                   -----------    -----------
               Net cash used in operating activities                                  (220,198)      (443,109)
                                                                                   -----------    -----------
Cash flows from investing activities, net of effect of Merger:
    Net cash acquired in Merger                                                        411,150
    Proceeds from sale of property and equipment                                       365,496
    Purchase of property and equipment                                                (972,724)    (1,922,168)
                                                                                   -----------    -----------
               Net cash used in investing activities                                  (196,078)    (1,922,168)
                                                                                   -----------    -----------
Cash flows from financing activities, net of effect of Merger:
    Cash overdraft                                                                    (212,605)       212,605
    Repayments of debt                                                                (164,543)      (108,250)
    Proceeds from issuance of long-term debt                                         1,016,617      2,195,100
    Additions to deferred financing costs                                               (1,030)       (30,276)
                                                                                   -----------    -----------
               Net cash provided by financing activities                               638,439      2,269,179
                                                                                   -----------    -----------
Net change in cash and cash equivalents                                                222,163        (96,098)
Cash and cash equivalents, beginning of year                                                 0         96,098
                                                                                   -----------    -----------
Cash and cash equivalents, end of year                                             $   222,163              0
                                                                                   ===========    ===========

Non-cash investing and financing activities:
    Accretion of redeemable TRC Preferred Stock                                    $   152,363    $   141,823
    Dividends accrued on redeemable TRC Preferred Stock                                300,000        300,000
    Retirement of mortgage loan upon sale of  property                                 939,101
    Purchase price adjustment                                                                        (411,590)
    Exchange of TRC Preferred  Stock for Series E preferred stock                    3,825,093
    Settlement of employment contract through issuance of Series E
        preferred stock                                                                547,000
    Series A preferred stock acquired in connection with Merger                        500,124
    Stock subscription  receivable for Series D preferred stock                      4,000,000
    Common stock issued and acquired in connection with Merger, net of
        TRC common stock cancelled                                                      56,051
Supplemental cash flow information:
    Interest paid                                                                  $   423,661    $   290,197



The accompanying notes are an integral part of these consolidated financial statements.

                                      F-6

Tanner's Restaurant Group, Inc.
Notes to Consolidated Financial Statements:


1.   Description of Business:

     Tanner's Restaurant Group, Inc. (formerly Harvest Restaurant Group, Inc.) and its wholly owned subsidiaries operate casual dining restaurants under the name "Rick Tanner's Original Rotisserie Grill" that specialize in fresh, convenient meals featuring rotisserie chicken entrees, barbecued ribs, hamburgers, freshly prepared vegetables, salads, and other side dishes. At December 27, 1998, there were 11 stores located in the Atlanta, Georgia metropolitan area.

     TRC Acquisition Corporation Merger

     On January 14, 1999 Harvest Restaurant Group, Inc. ("Harvest" or the "Company") and TRC Acquisition Corporation ("TRC") completed a forward triangular merger (the "Merger") where Harvest acquired TRC. The effective date of the Merger was December 27, 1998 and the consolidated financial statements have been prepared assuming the Merger closed as of the end of the day on December 27, 1998. In the Merger, shareholders of TRC received a majority of the shares of common stock of Harvest. For this reason, the Merger was treated as a reverse acquisition by TRC for accounting purposes. As a result, the consolidated financial statements presented are those of TRC rather than Harvest.

     On October 15, 1996, TRC was formed as a corporation under the laws of the state of Georgia to acquire all of the shares of the 11 corporations commonly known as Tanner's Chicken Rotisserie ("Oldco"), including nine restaurants, a catering business and a management company. The aggregate purchase price was approximately $5.2 million, which included costs of the acquisition. The aggregate purchase price included a cash payment of approximately $1.6 million, an approximately $2.6 million, 10% convertible subordinated debenture to the sole shareholder of Oldco and the issuance of 500 shares of TRC Class A Preferred Stock and 900,000 shares of common stock. Additionally, the Company entered into a $2 million collateralized promissory note. The estimated fair value of the net liabilities acquired was approximately $200,000. The allocation of the purchase price resulted in identifiable intangibles and goodwill of approximately $6.1 million which are being amortized on a straight line basis over periods ranging from five to 20 years.

2.   Summary of Significant Accounting Policies:

     The following is a summary of significant accounting policies of the Company.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Fiscal Year

     The Company operates on a 52/53-week fiscal year ending on the last Sunday in December. Accordingly, the consolidated financial statements presented ended on December 27, 1998 and December 28, 1997. All general references to years relate to fiscal years unless otherwise noted.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


2.   Summary of Significant Accounting Policies, continued:

     Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of cash in banks and temporary cash investments with original maturities of less than three months. At times, cash and cash equivalent balances at a limited number of banks and financial institutions may exceed insurable amounts. The Company believes it mitigates its risks by depositing cash or investing in cash equivalents in major financial institutions.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, beverages, paper products and supplies.

     Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. The provision for depreciation has been calculated using the straight-line method. Smallwares, consisting primarily of linens and silverware, are expensed as incurred. The following represents the useful lives over which the assets are depreciated:



       Furniture and fixtures                              5 years
       Signage                                             7 years
       Office equipment                                    5 years
       Computer equipment                                  3 years
       Kitchen and service equipment                       7 years
       Building                                            20 years
       Leasehold improvements                            Life of lease



     Expenditures for maintenance and repairs are charged to expense as incurred.

     Goodwill

     Goodwill represents the excess of cost over fair value of net identifiable assets acquired upon the October 15, 1996 acquisition and is being amortized over 20 years using the straight-line method. Accumulated amortization of goodwill amounted to $127,838 and $71,331 at December 27, 1998 and December 28, 1997, respectively.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


2.   Summary of Significant Accounting Policies, continued:

     Intangible Assets

     Intangible assets consist primarily of employment contracts, recipes, and the trained workforce acquired in the October 15, 1996 acquisition. These intangible assets are being amortized over five to 15 years using the straight-line method.

     Impairment

     The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations, and a valuation allowance is established for any amount over which the unamortized asset balance exceeds those cash flows.

     Deferred Financing Costs

     Deferred financing costs are included in other assets and are amortized over the period of the related financing. Accumulated amortization of deferred financing costs amounted to $42,332 and $25,081 at December 27, 1998 and December 28, 1997, respectively.

     Revenue Recognition

     Revenue is recognized in the period for which related food and beverage products are sold. Initial fees from the awarding of individual franchises are deferred and recorded as revenue when the franchised restaurant is opened.

     Advertising

     The Company expenses advertising costs as incurred. Total advertising expense included in other operating expense was $586,686 and $585,516 for the years ended December 27, 1998 and December 28, 1997, respectively.

     Preopening Costs

     Preopening costs are incurred before a restaurant is opened and consist primarily of wages and salaries, hourly employee recruiting, license fees, meals, lodging and travel plus the cost of hiring and training the management teams. Preopening costs are expensed as incurred.

     Income Taxes

     The Company accounts for income taxes using the liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


2.   Summary of Significant Accounting Policies, continued:

     Earnings Per Share

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which requires dual disclosure of earnings per share, basic and diluted. Basic earnings per share equals net earnings divided by the weighted average number of common shares outstanding and does not include the dilutive effects of stock options or convertible securities. Diluted earnings per share are computed by giving effect to the Company's dilutive stock options, warrants and preferred stocks. The weighted average common shares outstanding presented below has been adjusted to reflect the 1.57075 to 1 exchange ratio in the Merger. See Notes 8, 9 and 10 for further discussion of options and warrants ("potential common stock equivalents"). These potential common stock equivalents are excluded from the diluted earnings per share calculations as they are antidulitive since the Company is operating at a net loss. These securities could become dilutive when the Company's operations result in a net profit.

     The following table represents the calculation of basic and diluted earnings per share:

                                                         For the Year Ended
                                                     ---------------------------
                                                     December 27,   December 28,
                                                         1998           1997
                                                         ----           ----

   Net loss                                          $(2,897,759)   $(2,143,409)
   Less: Dividends on TRC Preferred Stock (Note 7)      (300,000)      (300,000)
         Accretion on TRC Preferred Stock (Note 7)      (152,363)      (141,823)
                                                     -----------    -----------
   Net loss attributable to common shareholders       (3,350,122)    (2,585,232)

   Weighted average common shares outstanding          4,123,219      4,123,219

   Basic and diluted loss per share                  $     (0.81)   $     (0.63)



     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


3.   Accounts Receivable:

     Accounts receivable at December 27, 1998 consist of the following:

             Catering                                      $ 61,710
             Other                                           24,517
             Related party, net of allowance of $131,400     43,859
                                                           --------

                                                           $130,086
                                                           ========


4.   Property and Equipment:

     Property and equipment at December 27, 1998 consist of the following:

               Land                                  $   160,000
               Construction in progress                  192,303
               Furniture and fixtures                     82,793
               Signage                                    45,840
               Office and computer equipment             140,029
               Kitchen and service equipment             864,425
               Building                                  328,000
               Leasehold improvements                    542,659
                                                     -----------

                                                       2,356,049
                     Less accumulated depreciation      (263,351)
                                                     -----------

               Property and equipment, net           $ 2,092,698
                                                     ===========


     Depreciation expense was $223,595 and $68,220 for the years ended December 27, 1998 and December 28, 1997, respectively.



5.   Intangible Assets:

     Intangible assets at December 27, 1998 consist of the following:

         Management employment                 $   583,000
         Recipes                                 1,000,000
         Pre-mixed ingredients                     890,000
         Trained and assembled workforce           760,000
         Restaurant design                         575,000
         Other intangible assets                   252,000
                                               -----------

                                                 4,060,000
               Less accumulated amortization      (940,130)
                                               -----------

         Intangible assets, net                $ 3,119,870
                                               ===========


     In conjunction with the Merger (see Note 14) the shareholder of Oldco canceled his employment agreement in exchange for 54,700 shares of the Company's Series E preferred stock. Accordingly, the Company recorded a non-cash charge of $547,000, based on the present value of the future cash flows that would have resulted from this emloyment agreement.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


6.   Long-Term Debt:

     Long-term debt at December 27, 1998 consists of the following:

          Collateralized promissory note                             $2,000,000

          Note payable to SouthTrust Bank, collateralized by
               certain restaurant equipment bearing interest
               10,918  prime rate plus 2%, and  maturing  in
               February 1999                                             10,918

          Note payable to First Union  Bank,  collateralized
               by restaurant equipment,  bearing interest at
               8.8% and maturing in December 2000                       178,821

          Note payable to shareholder,  bearing  interest at
               12.5%,  maturing  at the  earlier of July 31,
               1999  or  the  Company  receiving  the  final
               $2,000,000  related  to the  issuance  of the
               Company's Series D preferred stock                       350,000

          Note payable to  individual,  bearing  interest at
               11.0%,  payable  in  installments  until  the
               balance is due when the Company  receives the
               final  $2,000,000  related to the issuance of
               the Company's Series D preferred stock                   406,617

          Note payable to  Colonial  Bank,  collaterized  by
               restaurant  equipment,  bearing  interest  at
               8.0%, and maturing in June 2005                          243,329
                                                                     ----------

                                                                      3,189,685
          Less current maturities                                      (882,801)
                                                                     ----------
                                                                     $2,306,884
                                                                     ==========


     In conjunction with the October 15, 1996 acquisition, the Company issued a $2,649,046, 10% convertible subordinated debenture (the "Debenture") to the sole shareholder of Oldco. In exchange for 323,500 shares of the Company's Series E Preferred Stock, the shareholder cancelled this debenture valued at $3,234,943 (including the principal and interest accrued thereon) and terminated his employment agreement.

     Effective October 15, 1996, the Company entered into a $2 million collateralized promissory note with Sirrom Capital Corporation (the "Note"). The Note matures on September 1, 2001 and bears interest at 13.5% per annum. The payment terms require monthly payments of interest only until maturity, upon which the outstanding principal balance will become due. The Note is collateralized by substantially all of the Company's assets. Three shareholders of the Company have pledged common shares in the Company, totaling 1,806,363 shares, as collateral for performance under the terms of the Note.

     Based on the borrowing rates currently available to the Company for loans with similar terms, the fair value of long-term debt approximates the book value recorded.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


6.   Long-Term Debt, continued:

     The aggregate annual maturities of long-term debt for the years subsequent to December 27, 1998 are as follows:


          Fiscal year ending:
          -------------------
                1999                          882,801
                2000                          126,398
                2001                        2,035,446
                2002                           38,433
                2003                           41,670
                2004                           45,181
                2005                           19,756
                                            ---------

                                            3,189,685
                                            =========


7.   Capital Structure:

     (a) TRC Acquisition Corporation

     TRC had authorized 100 million shares of common stock and 1 million shares of non-voting Preferred Stock, 2,000 shares of which were designated as Class A Preferred Stock ("TRC Preferred Stock"). The TRC Preferred Stock was entitled to a cumulative annual dividend at a rate of 10%. In the Merger, the TRC Common Stock was exchanged for Harvest Common Stock and the TRC Preferred Stock was exchanged for Harvest Series E Preferred Stock.

     (b) Harvest Restaurant Group, Inc

     The Company's articles of incorporation authorize the board of directors to issue 20,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

     Series A Perferred Stock: The Company has designated 3,000,000 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock").

     Dividends of the Series A Preferred Stock are cumulative and payable quarterly in arrears at a quarterly rate of $.30 per share, representing a yield of 12% per year. Dividends may be paid in cash or an equivalent value of common stock. The Series A Preferred Stock has no voting rights and has a liquidation preference of $10 per share ($5,001,240 at December 27, 1998). At December 27, 1998 dividends in arrears on this preferred stock totaled $322,289.

     The Series A Preferred Stock is convertible at the option of the holder into shares of the Company's common stock. The initial conversion rate is
     2.7 shares of common stock for each share of Series A Preferred Stock, subject to adjustment in certain events. The Series A Preferred Stock will automatically convert into the Company's common stock if the closing price of the Series A Preferred Stock exceeds $20 per share for 10 consecutive days. The Series A Perferred Stock may also be redeemed by the Company upon 30-days written notice at 110% of the average bid price for the 20 trading days prior to the redemption date. The Company has the option to pay the redemption in either cash or common stock.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


7.   Capital Structure, continued:

     Series D Preferred Stock: The Company has designated 9,200 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock"). The original issue price of the Series D Preferred Stock is $1,000 per share. Dividends on the Series D Preferred Stock accrue at an annual rate of 7% of the original issue price, or $70 per share, and are payable in cash or common stock, as determined by the holders, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on the Series D Preferred Stock, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series D Preferred Stock. Under the terms of the Company's loan with Sirrom Capital Corporation, the Company may pay cash dividends on the Series D Preferred Stock so long as (a) the Company makes an equal payment on the Sirrom note; and (b) the Company is not in default under the loan documents governing such loan and no default is created by such payments.

     The Series D Preferred Stock is convertible at the option of the holder into shares of common stock for up to three years after initial issuance. After three years, the Series D Preferred Stock will automatically convert into shares of common stock. The conversion rate is equal to $1,000 divided by 80% of the five-day average closing bid price of the common stock on the NASDAQ Stock Market, the OTC Bulletin Board, or any other national securities exchange on which the common stock is listed at the time of conversion. The Company is not required to convert any shares if such conversion would result in issuance of 20% or more of the issued and outstanding common stock to the holders of the Series D Preferred Stock, as provided by NASDAQ Marketplace Rule 4320(e)(21)(H), unless shareholder approval of such conversion is obtained. In the event that such a conversion is requested and the Company does not convert the Series D Preferred Stock because of the NASDAQ rule, the Company will pay the holder of the Series D Preferred Stock 125% of the principal amount of the issued and outstanding Series D Preferred Stock plus accrued interest.

     Holders of Series D Preferred Stock are allowed to convert the aggregate amount of such holder's Series D Preferred Stock into common stock beginning the date after a registration statement registering the common stock has been declared effective by the SEC, but no sooner than 120 days after the Company's shareholders approve an amendment to the articles of incorportion increasing the number of authorized shares of common stock to not less than 100,000,000 (see Note 16). If a registration statement has not been declared effective as of a date that is 120 days after the shareholders' meeting, holders of Series D Preferred Stock may not convert their shares of Series D Preferred Stock until such a registration statement is declared effective. In addition, a holder of Series D Preferred Stock may not convert those shares into shares of common stock if and to the extent that upon conversion such holder would own more than 4.99% of the outstanding common stock.

     The holders of the Series D Preferred Stock have no preemptive rights or other rights to subscribe for any other shares or securities of thc Company. The third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants, as described below.

     The terms of the Series D Preferred Stock agreement which permit the conversion of the Series D Preferred Stock at a discount to market is considered a beneficial conversion feature (the "Beneficial Conversion Feature"). However, since the preferred stock is presented at par value with the excess of carrying value over par value included in additional

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


7.   Capital Structure, continued:

     paid-in capital, the Company has not separately recorded the intrinsic value of the Benefical Conversion Feature as a component of additional paid-in capital. Additionally, the Company notes that future presentation in stockholders' equity of the Beneficial Conversion Feature is not impacted since the Series D Preferred Stock will likely become fully convertible in the spring of 1999.

     The third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants, as described below.

     Series E Preferred Stock: The Company has designated 745,000 shares out of a total of 5,000,000 authorized shares of its $1.00 par value preferred stock as Series E Redeemable Convertible Preferred Stock ("Series E
     Preferred Stock"). In connection with the merger, the Company issued a total of 744,500 shares of Series E Preferred Stock. The original issue price of the Series E Preferred Stock is $10.00 per share. Dividends on the Series E Preferred Stock accrue at an annual rate of 8% of the original price, or $0.80 per share, and are payable in cash or common stock, as determined by the Company, only at the time of conversion of such shares. Dividends are cumulative from the date of issue. Unless full cumulative dividends have been or are contemporaneously paid on Series E Preferred Stock, the Company may not declare or pay cash dividends on the common stock, nor may it redeem, purchase or otherwise acquire common stock, nor may it make any other distribution with respect to the common stock or any class of capital stock on a parity with or junior to the Series E Preferred Stock. Under the terms of the Company's loan with Sirrom Capital Corporation, the Company may not pay cash dividends on the Series E Preferred Stock.

     The Series E Preferred Stock is redeemable at the option of the Company at any time after six months of issuance, in whole or in part, for $0.01 per share, if the average closing bid price of the Company's common stock, as quoted on any national securities exchange, NASDAQ, or the OTC Bulletin Board exceeds $3.50 per share for five consecutive trading days.

     Each share of Series E Preferred Stock is convertible at the option of the holder into four shares of common stock at any time after six months from the date of issuance, subject to adjustment. The Series E Preferred Stock is non-voting, and it is ranked junior to the Company's Series A Preferred Stock and Series D Preferred Stock. The holders of the Series E Preferred Stock have no preemptive rights or other rights to subscribe for any other shares or securities of the Company.

8.   Redeemable Preferred Stock Purchase Warrants

     At December 27, 1998 1,923,400 Redeemable Preferred Stock Purchase Warrants were outstanding ("Preferred Warrants"). Each Preferred Warrant represents the right to purchase one share of Series A Preferred Stock at an exercise price of $10.50 per share until June 11, 2002, subject to adjustment. Preferred Warrants may be redeemed, in whole or in part, at the Company's option, upon 30-days' notice, at a redemption price equal to $0.01 per Preferred Warrant if the closing price of the Series A Preferred Stock on the NASDAQ SmallCap Market averages at least $11.00 per share for a period of 20 consecutive trading days or if the Company redeems the Series A Preferred Stock.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


9.   Common Stock Purchase Warrants

     At December 27, 1998 there where 2,300,000 Common Stock Purchase Warrants outstanding (the "IPO Warrants"), plus an additional 300,000 warrants issued to the underwriters of the offering of the IPO Warrants, plus an additional 250,000 warrants issued in connection with other transactions. Each IPO Warrant entitles the holder to purchase one share of common stock at $4.00 per share until July 9, 2001, subject to adjustment. IPO Warrants may be redeemed, in whole or in part, at the option of the Company, upon 30-days' notice, at a redemption price equal to $0.01 per IPO Warrant if the closing price of the common stock on the NASDAQ SmallCap Market averages at least $8.00 per share for a period of 20 consecutive trading days. The other warrants are exerciseable at prices ranging from $2.00 per share to $6.60 per share.

     Through December 27, 1998, 171,939 stock options with an exercise price of $.01 have been issued primarly to creditors to facilitate the financing which has been received since December 28, 1997.

     In connection with the issuance of the $2,000,000 collateralized promissory note, the Company issued to Sirrom Capital Corporation a stock warrant to purchase shares of the Company's common stock. The warrant is exercisable at any time until November 30, 2001 at an exercise price of $0.01 per share. At December 27, 1998 the lender has the right to purchase 589,031 shares. The warrant provides for increases in the number of common shares available for purchase on an annual basis to 699,259 shares in October 1999 and 756,331 shares in October 2000. The lender has a put option to sell to the Company this warrant within 30 days of the expiration of the warrant at a purchase price equal to the fair market value of the common stock, as defined.

     As noted above, the third party investors who purchased Series D Preferred Stock will be issued common stock purchase warrants to purchase 919,800 shares of common stock at a price of $2.00 per share. Such warrants are exercisable for five years after issuance, and the Company is required to register the shares underlying the warrants in the registration statement filed by the Company with the SEC to register, among other things, the shares of common stock reasonably anticipated to be issuable upon conversion of the Series D Preferred Stock.

10.  Stock Based Compensation

     (a) Harvest Restaurant Group, Inc

     The Company's 1994 Stock Option Plan provides for the granting of either incentive stock options or non-qualified stock options. Options can be issued to officers, employees, directors and outside consultants; however, incentive stock options are issuable only to eligible officers and employees. The Company has reserved a total of 500,000 shares of common stock for the plan. Options to acquire 483,000 shares of common stock at $1.00 per share were issued and exercisable at the time of the Merger.

     (b) TRC Acquisition Corporation

     TRC has granted options to purchase its common stock to certain key employees and officers under fixed stock option agreements. In conjunction with the Merger, these options were converted into options to acquire Harvest common stock at the same ratio as the TRC common shareholders and all options immediately vested. Accordingly, the number of shares under option as presented below has been restated to reflect the 1.57075 to 1 exchange ratio in the Merger. Under these agreements, 1,561,326 shares of the Company's common stock have been granted and reserved for stock option awards. As of December 27, 1998, none of the options had been exercised or forfeited. Awards granted to date have a term of six years. On December 15,

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:



10.  Stock Based Compensation, continued:

     1998 the  Company's  board of directors  options  from $8.75 to $0.01.  The revised exercise prices represented approximately 100% and 6%, respectively, of the fair market value of the stock at the date of the repricing. Accordingly, the Company recorded as compensation expense a charge of approximately $58,903.

     Further information relating to total options follows:

                                                             Weighted
                                                             Average
                                                             Exercise
                                                   Shares     Price
                                                   ------     -----

              Outstanding at December 29, 1996   1,068,111   $    .11
              Granted in 1997                       20,812        .01
                                                 ---------

              Outstanding at December 28, 1997   1,088,923        .11
              Granted in 1998                      472,403        .01
              Harvest options acquired             483,000       1.00
                                                 ---------

              Outstanding at December 27, 1998   2,044,326   $    .30
                                                 =========


     The following table summarizes information concerning currently outstanding and exercisable options:

                                                             Weighted-Average
          Exercise         Number                Number          Remaining
           Price         Outstanding           Exercisable         Life
           -----         -----------           -----------         ----

           $0.01           854,488               854,488            4.6

           $0.16           706,838               706,838            3.9

           $1.00           483,000               483,000            2.7
                         ---------             ---------

                         2,044,326             2,044,326
                         =========             =========


     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock options. Accordingly, no compensation expense has been recognized for its stock-based compensation plans, except in connection with the December 15, 1998 repricing. Had compensation cost for the Company's stock option plans been determined based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", fiscal 1998 net loss and loss per share would have been as follows. The fair value of the options granted and repriced during 1998 was estimated using the minimum value valuation model and the following assumptions: dividend yield 0%, risk-free interest rate of 6%, and an expected life of 5 years.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


10.  Stock Based Compensation, continued:


               Net loss:
                     As reported                   $  (2,897,759)
                     Proforma                         (2,926,171)


               Basic and diluted loss per share:
                     As reported                           (0.81)
                     Proforma                              (0.82)



     The fair value of options granted in 1997 was insignificant.

11.  Income Taxes:

     The Company has available at December 27, 1998, unused federal and state net operating loss carryforwards of approximately $5,000,000 expiring beginning in 2012, which may be applied to reduce future taxable income. Use of net operating loss carryforwards may be limited on an annual basis due to changes in ownership.

     The Company's net deferred tax asset of approximately $1,900,000 at December 27, 1998 results principally from net operating loss carryforwards and has been reduced by a valuation allowance of the same amount. Management has determined that this valuation allowance is appropriate because it is more likely than not that this net deferred tax asset will not be realized.

12.  Leases:

     The Company has various leases for restaurants, equipment and office facilities. Restaurant and office original lease terms range from four to twenty years, with renewal options ranging from five to fifteen years. Equipment leases are renewable annually. In the normal course of business, some leases are expected to be renewed or replaced by leases on other properties. Future minimum lease payments do not include amounts payable by the Company for maintenance costs, real estate taxes and insurance, or contingent rentals payable on a percentage of sales in excess of stipulated amounts for restaurant facilities.

     Future minimum lease payments under noncancelable operating leases at December 27, 1998 are as follows:

            Fiscal year ending:

                  1999                                      $  769,209
                  2000                                         666,731
                  2001                                         560,601
                  2002                                         391,160
                  2003                                         289,989
                  Thereafter                                 3,163,868
                                                            ----------

                        Total minimum lease payments        $5,841,558
                                                            ==========


     The Company incurred rental expense for operating leases of $683,809 and $468,877 during the years ended December 27, 1998 and December 28, 1997, respectively.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


13.  Commitments and Contingent Liabilities

     The Company is a party to a number of lawsuits arising out of the normal conduct of its business. While there can be no assurance as to their ultimate outcome, management does not believe these lawsuits will have a material adverse effect on the Company's financial condition, operating results or cash flows.

14.  Acquisition of TRC

     As of December 27, 1998 TRC merged into a subsidiary of Harvest in a forward triangular merger in which the former shareholders of privately held TRC received 4,123,219 shares of common stock, representing approximately 50.1% of the Company's outstanding shares of common stock. The Company also issued 744,500 shares of Series E Preferred Stock in connection with the Merger.

     Since the TRC shareholders received a majority of the shares of stock of the Company, the transaction is treated as a reverse acquisition of the Company by TRC for accounting purposes. As a result, the historical financial statements of the surviving company for the periods prior to the merger are those of TRC rather than those of Harvest.

     At the completion of the Merger, the Company will have issued 4,123,219 shares of common stock, 9,198 shares of Class D Preferred Stock, and 744,500 shares of Class E Preferred Stock to the TRC shareholders and to other third party investors. Additionally, the 4,106,861 shares of common stock of the Company and the 500,124 shares of Class A Preferred Stock of the Company that was previously outstanding remained outstanding following the Merger. The Company incurred issuance related costs of approximately $600,000, which are presented as a reduction of additional paid-in capital. The estimated fair value of the assets acquired and liabilities assumed from Harvest were approximately $556,000 and $705,000, respectively. Since Harvest had no ongoing operations either immediately before or following the Merger, the transaction is presented as a capital stock transaction, and no goodwill is recorded.

     In connection with the Merger, outside investors agreed to invest $6,000,000 in the Company in exchange for 9,198 shares of the Company's Class D Preferred Stock. These shares are included in the number of shares presented above, and at December 27, 1998, $4,000,000 of this commitment is reflected in the consolidated balance sheet as a stock subscription receivable. Through February 1999, the investors have funded to the Company $4,000,000 of this commitment, including $2,000,000 invested in fiscal 1998, and have received 7,198 shares of Class D Preferred Stock. The remaining $2,000,000 will be received upon the Company registering a sufficient number of shares of common stock into which the Series D Preferred Stock is convertible, which the Company expects to accomplish in the spring of 1999.

     Unaudited pro forma results of operations have not been presented due to the fact that the historical results of Harvest are not reflective of its ongoing operations after the Merger and are therefore not meaningful. After the Merger, Harvest will continue to incur approximately $200,000 in certain general and administrative costs, consisting primarily of professional fees and services associated with public reporting and corporate governance. Additionally, adjustments would be made to the historical results of TRC to eliminate interest expense associated with the subordinated convertible note. For the years ended December 27, 1998 and December 28, 1997, this amounted to $264,905 each year.

Tanner's Restaurant Group, Inc.
Notes to Financial Statements, continued:


15.  Significant Anticipated Transaction

     As mentioned in Note 14, the Company has obtained a commitment from a group of outside investors to invest $6,000,000 into the Company, and through February 1999, these investors have invested $4,000,000 of this commitment. Management of the Company believes that the successful completion of this anticipated transaction is critical to continue its current plan of operations. The significant net losses that have been incurred since October 15, 1996, the negative working capital position, and the inability to generate significant positive cash flows from operations all significantly strain the Company's financial position. Management expects that the $2,000,000 received during fiscal 1999 combined with its cost containment and cash flow management strategies will enable the Company to continue operations through the time that the final $2,000,000 is received. Since management believes it is probable that the Company will receive the final $2,000,000 in the spring of 1999, the consolidated financial statements do not reflect any adjustments that will be necessary in the event the Company does not receive that $2,000,000.

16.  Subsequent Events

     On March 12, 1999, the shareholders of the Company voted to amend the Company's articles of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 200,000,000 and change the Company's name to "Tanner's Restaurant Group, Inc."

                                     PART II

                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS


Item 24. Indemnification of Officers and Directors.

     The Texas Business Corporation Act gives us the authority to indemnify our directors and officers to the extent provided for in such statute. Our Articles of Incorporation permit indemnification of directors and officers to the fullest extent permitted by law.

     The Texas Business Corporation Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

     *    Conducted himself in good faith,
     * Reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interests, and
     * In the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the Texas Business Corporation Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     We are required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     Article Eleven of our articles of incorporation provides that, to the fullest extent permitted by the Texas Business Corporation Act as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

     Prior to consummation of this offering, the registrant will enter into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Texas Business Corporation Act.

     We carry directors and officers liability insurance with policy limits of $1,000,000.

     We plan to enter into separate indemnification agreements with each of our directors and certain of our officers. We expect that these agreements will contain provisions to provide for, among other things, indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those stated in the bylaws. The shareholders cannot void these agreements. In addition, we hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

     We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated fees and expenses payable by the company in connection with the issuance and distribution of the common stock registered hereby. The selling shareholders will be responsible only for brokerage commissions incurred in their transactions in the common stock, and they will not be responsible for any of the expenses listed below. All of such fees and expenses are estimates, except the Securities Act registration fee.


    SEC Registration Fee...............................       $ 3,321
                                                              -------
    Printing Fees and Duplicating Fees.................            *
    Legal Fees and Expenses............................            *
    Accounting Fees and Expenses.......................            *
    Miscellaneous Expenses.............................            *
                                                              -------
          Total........................................       $    *
                                                              =======

*To be completed by amendment.


Item 26. Recent Sales of Unregistered Securities.

     We have issued the following unregistered securities in reliance on one or more of the exemptions from registration provided by Sections 3(a)(9), 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the SEC pursuant to the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had adequate information about us, either through their relationships with us or through information that we provided to them.

     On January 14, 1999, we issued 1,998 shares of Series D preferred stock in exchange for 133.2 outstanding shares of Series B preferred stock, and we issued 2,600 shares of Series D preferred stock in exchange for the 200 outstanding shares of Series C preferred stock.

     Also on January 14, 1999, we placed 2,600 shares of Series D preferred stock into escrow to be released to the outside investors upon the occurrence of certain specified events. On January 22, 1999, the date on which we received $1,000,000 from the outside investors because we satisfied the condition that we file a preliminary proxy statement to increase the number of authorized shares of common stock, we released 1,300 of these Series D shares from escrow. On February 10, 1999, the date on which we received another $1,000,000 from the outside investors because we satisfied the condition that we mail definitive proxy materials to our shareholders, we released the remaining 1,300 shares from escrow. We will issue 2,000 more shares of Series D preferred stock upon receipt of $2,000,000 when this registration statement becomes effective.

     On January 14, 1999, in connection with the merger, we issued a total of 744,500 shares of Series E preferred stock to Richard E. Tanner, who is one of our directors, and to SECA VII, LLC, RBB Bank, AG and Holden Holding Corporation, all of which are also holders of our common stock. We issued 469,775 of these shares of Series E preferred stock to Mr. Tanner in exchange for his 500 shares of TRC Class A preferred stock, his execution of a severance agreement, and his cancellation of a note from TRC. We issued 183,150 of these shares to SECA VII, LLC, 45,787.5 shares to RBB Bank, AG, and 45,787.5 shares to Holden Holding Corporation, in exchange for the TRC Class A shares these entities held before the merger.

     Also on January 14, 1999, we issued an aggregate of 4,123,219 shares of common stock to the former holders of the common stock of TRC Acquisition Corporation as consideration for the merger of TRC with and into one of our wholly-owned subsidiaries.

     As part of the financing commitment, we have agreed to issue warrants to acquire 100,000 shares of common stock to the Series D investors for each $1,000,000 of Series D preferred stock issued. Assuming that the final $2,000,000 of the financing commitment is received upon the registration of the shares being offered hereby, we will have issued $9,198,000 of Series D preferred stock. Accordingly, we have issued or will issue warrants to acquire an aggregate of 919,800 shares of common stock.

     In July 1998 Harvest issued 200 shares of Series C preferred stock to certain of the outside investors upon receipt of a $2,000,000 investment from those outside investors.

     In December 1997, Harvest issued 150 shares of Series B preferred stock in exchange for an investment of $1,500,000 from one of the outside investors. In May and June of 1998, the holder of these Series B shares converted 28 shares into shares of either Series A preferred stock or common stock, and Harvest sold another 11.2 Series B shares to the holder at approximately the same time. Consequently, at the time of the merger, there were 133.2 shares of Series B preferred stock outstanding.

Item 27. Exhibits.

     We have filed certain of the exhibits required by Item 601 of Regulation S-B with previous registration statements or reports. As specifically noted in the footnotes to the following Index to Exhibits, those exhibits are incorporated into this prospectus by reference to the applicable statement or report.


Exhibit No.    Title
-----------    -----


2.01 Agreement and Plan of Merger by and among Harvest Restaurant Group, Inc., a Texas corporation, Hartan, Inc., a Texas corporation, and TRC Acquisition Corporation, a Georgia corporation, dated December 27, 1998. (4)

3.01           Articles of Incorporation, as amended.  (5)

3.02           Bylaws. (l)

4.01 Loan Agreement by and among TRC Acquisition Corporation and Sirrom Capital Corporation, dated October 22, 1996. (5)

4.02 Assumption Agreement, Consent and First Amendment to Loan Agreement, dated January 14, 1999, by and among Hartan, Inc., Harvest Restaurant Group, Inc., and Sirrom Capital Corporation.
               (5)

4.03 Guaranty Agreement, dated January 14, 1999, Harvest Restaurant Group, Inc., and Sirrom Capital Corporation. (5)

4.04 Amended and Restated Secured Promissory Note, dated January 14, 1999, made by Hartan, Inc. for the benefit of Sirrom Capital Corporation. (5)

4.05           Amended and Restated  Stock Purchase  Warrant,  dated January 14,
               1999. (5)

5.01*          Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

10.01          Incentive Stock Option Plan. (l)

10.02          TRC Acquisition Corporation 1996 Employee Stock Option Plan. (5)

10.03          Settlement Agreement with Cluckers Wood Roasted Chicken, Inc. (l)

10.04 Employment Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and Clyde E. Culp,
               III. (5)

10.05 Severance Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and William J. Gallagher.
               (5)

10.05(a)       Letter  Amendment to Severance  Agreement,  dated March 16, 1999.
               (5)

10.06          Form of Subscription Agreement for Series D Convertible Preferred
               Stock. (5)

10.07 Form of Registration Rights Agreement for Series D Convertible Preferred Stock. (5)

10.08          Form of  Warrant  Agreement  for Series D  Convertible  Preferred
               Stock. (5)

10.09          Letter Amendment, dated January 12, 1999.  (5)

10.10          Letter Amendment, dated January 13, 1999.  (5)

10.11          Agreement with Roasters Corp. (2)

10.12          Agreement with Pollo Operators, Inc. (2)

10.13          Subordinated Debenture, dated January 30, 1998.

10.13(a)       First  Amendment to  Subordinated  Debenture,  dated  January 30,
               1999.

10.14          Promissory Note, dated March 31, 1998.

10.14(a)       First Amendment to Promissory Note, dated January 30, 1999.

21.1           Subsidiaries.

23.1*          Consent of Nelson Mullins Riley & Scarborough, L.L.P.

23.2           Consent of Porter Keadle Moore, LLP.

27.1           Financial Data Schedule as of December 28, 1998. (5)

-----------------

     *    To be filed by amendment.

     (1) Incorporated by reference to our definitive Registration Statement on Form SB-2, file No. 33-95796 declared effective on July 9, 1996.

     (2) Incorporated by reference to our definitive Registration Statement on FormSB-2, file no. 333-21067 declared effective on June 11, 1997.

     (3) Incorporated by reference to our definitive Registration Statement on Form S-3, file no. 333-45189 declared effective on February 17, 1998.

     (4) Filed as Exhibit 2.1 to our Current Report on Form 8-K, filed on January 21, 1999, and incorporated herein by reference.

     (5) Incorporated by reference to our Annual Report on Form 10-KSB, as filed on March 29, 1999.

Item 28. Undertakings.

We hereby undertake as follows:

     (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"
table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We hereby undertake to:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Atlanta, state of Georgia, on May 7, 1999.


                                           TANNER'S RESTAURANT GROUP, INC.


                                           By: /s/ Clyde E. Culp, III
                                              ----------------------------------
                                              Clyde E. Culp, III
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       Signature                       Title                         Date
       ---------                       -----                         ----


/s/ Clyde E. Culp, III         Chairman of the Board of           May 7, 1999
----------------------         Directors, Chief Executive
Clyde E. Culp, III             Officer and Director


                               Director                           May  , 1999
----------------------
Richard E. Tanner


/s/ James R. Walker            Director                           May 5, 1999
-------------------
James R. Walker


/s/ Timothy R. Robinson        Chief Financial Officer and        May 7, 1999
-----------------------        Secretary
Timothy R. Robinson


/s/ Robert J. Hoffman          Vice President of Operations       May 7, 1999
---------------------
Robert J. Hoffman

                                  EXHIBIT INDEX

Exhibit No.    Title
-----------    -----


2.01 Agreement and Plan of Merger by and among Harvest Restaurant Group, Inc., a Texas corporation, Hartan, Inc., a Texas corporation, and TRC Acquisition Corporation, a Georgia corporation, dated December 27, 1998. (4)

3.01           Articles of Incorporation, as amended.  (5)

3.02           Bylaws. (l)

4.01 Loan Agreement by and among TRC Acquisition Corporation and Sirrom Capital Corporation, dated October 22, 1996. (5)

4.02 Assumption Agreement, Consent and First Amendment to Loan Agreement, dated January 14, 1999, by and among Hartan, Inc., Harvest Restaurant Group, Inc., and Sirrom Capital Corporation.
               (5)

4.03 Guaranty Agreement, dated January 14, 1999, Harvest Restaurant Group, Inc., and Sirrom Capital Corporation. (5)

4.04 Amended and Restated Secured Promissory Note, dated January 14, 1999, made by Hartan, Inc. for the benefit of Sirrom Capital Corporation. (5)

4.05           Amended and Restated  Stock Purchase  Warrant,  dated January 14,
               1999. (5)

5.01*          Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

10.01          Incentive Stock Option Plan. (l)

10.02          TRC Acquisition Corporation 1996 Employee Stock Option Plan. (5)

10.03          Settlement Agreement with Cluckers Wood Roasted Chicken, Inc. (l)

10.04 Employment Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and Clyde E. Culp,
               III. (5)

10.05 Severance Agreement, dated January 14, 1999, by and among Harvest Restaurant Group, Inc., Hartan, Inc. and William J. Gallagher.
               (5)

10.05(a)       Letter  Amendment to Severance  Agreement,  dated March 16, 1999.
               (5)

10.06          Form of Subscription Agreement for Series D Convertible Preferred
               Stock. (5)

10.07 Form of Registration Rights Agreement for Series D Convertible Preferred Stock. (5)

10.08          Form of  Warrant  Agreement  for Series D  Convertible  Preferred
               Stock. (5)

10.09          Letter Amendment, dated January 12, 1999.  (5)

10.10          Letter Amendment, dated January 13, 1999.  (5)

10.11          Agreement with Roasters Corp. (2)

10.12          Agreement with Pollo Operators, Inc. (2)

10.13          Subordinated Debenture, dated January 30, 1998.

10.13(a)       First  Amendment to  Subordinated  Debenture,  dated  January 30,
               1999.

10.14          Promissory Note, dated March 31, 1998.

10.14(a)       First Amendment to Promissory Note, dated January 30, 1999.

21.1           Subsidiaries.

23.1*          Consent of Nelson Mullins Riley & Scarborough, L.L.P.

23.2           Consent of Porter Keadle Moore, LLP.

27.1           Financial Data Schedule as of December 28, 1998. (5)

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     *    To be filed by amendment.

     (1) Incorporated by reference to our definitive Registration Statement on Form SB-2, file No. 33-95796 declared effective on July 9, 1996.

     (2) Incorporated by reference to our definitive Registration Statement on FormSB-2, file no. 333-21067 declared effective on June 11, 1997.

     (3) Incorporated by reference to our definitive Registration Statement on Form S-3, file no. 333-45189 declared effective on February 17, 1998.

     (4) Filed as Exhibit 2.1 to our Current Report on Form 8-K, filed on January 21, 1999, and incorporated herein by reference.

     (5) Incorporated by reference to our Annual Report on Form 10-KSB, as filed on March 29, 1999.